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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178306

US GOLD CORPORATION

OFFER TO EXCHANGE

Up to 127,331,484 Shares of US Gold Corporation Common Stock for all
Issued and Outstanding Exchangeable Shares of McEwen Mining—Minera Andes Acquisition Corp.
on a One-for-One Basis

        US Gold Corporation ("US Gold," "we," "us" or "our") is offering, from time to time and upon the terms and subject to the conditions set forth in this prospectus, shares of US Gold common stock upon exchange or redemption of the outstanding exchangeable shares of McEwen Mining—Minera Andes Acquisition Corp., an indirect, wholly-owned Canadian subsidiary of US Gold that we refer to in this prospectus as "Canadian Exchange Co." We refer to the exchangeable shares of Canadian Exchange Co. as the "exchangeable shares."

        The exchangeable shares are exchangeable on a one-for-one basis for shares of US Gold common stock at any time at the option of the holder. Any exchangeable shares not previously exchanged will, upon the direction of Canadian Exchange Co.'s board of directors, be redeemed for shares of US Gold common stock on any date that is on or after the tenth year anniversary of the date on which exchangeable shares are first issued, subject to applicable law, unless Canadian Exchange Co. redeems them earlier upon the occurrence of certain events, as described in this prospectus. See the section entitled "The Exchange Offer" of this prospectus for more information regarding the exchange. The exchange offer will terminate at such time as all of the exchangeable shares are exchanged or redeemed for shares of US Gold common stock.

        Because the shares of our common stock offered by this prospectus will be issued only in exchange for the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

        US Gold's common stock is traded on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX) under the symbol "UXG" and after completion of the Arrangement, under the symbol "MUX." On January 19, 2012, the closing price of our common stock on the NYSE was $4.63. The mailing address of our principal executive offices is 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario Canada M5J 2T3 and our telephone number is (866) 441-0690.

        There will be no record date for determining holders of Canadian Exchange Co. exchangeable shares entitled to participate in the exchange.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 15 of this prospectus and in the documents US Gold files with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2012.

        No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the

i

information contained or incorporated by reference in this prospectus is correct as of any date subsequent to the date of this prospectus.

        This prospectus incorporates important business and financial information about US Gold Corporation that is not included in or delivered with this document. This information is available, without charge, upon written or oral request to Corporate Secretary, US Gold Corporation, 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3, telephone: 866-441-0690.

        To obtain timely delivery, you must request the information no later than five business days before the date you exchange your exchangeable shares.

ii

EXPLANATORY NOTE

        On September 22, 2011, US Gold entered into an arrangement agreement (the "Arrangement Agreement") with McEwen Mining—Minera Andes Acquisition Corp., an indirect wholly-owned subsidiary of US Gold ("Canadian Exchange Co."), and Minera Andes Inc. ("Minera Andes"), pursuant to which US Gold, through Canadian Exchange Co., will acquire all issued and outstanding common shares of Minera Andes in exchange for exchangeable shares of Canadian Exchange Co., at an exchange ratio of 0.45 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Minera Andes (the "Arrangement"). The Arrangement will take place pursuant to a court-approved plan of arrangement under the Business Corporations Act (Alberta) (the "ABCA"). The exchangeable shares of Canadian Exchange Co. to be issued in the Arrangement are being issued in reliance upon the exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"). In anticipation of the completion of the Arrangement, we have filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission (the "SEC") in order to register under the Securities Act the issuance, from time to time following the Arrangement, of shares of our common stock in exchange for the exchangeable shares of Canadian Exchange Co. issued in the Arrangement. We intend to cause such registration statement to become effective immediately prior to the completion of the Arrangement.

        Unless otherwise indicated, the registration statement has been drafted and prepared on the basis that the Arrangement has been completed, all of the issued and outstanding common shares of Minera Andes as of January 19, 2012 have been exchanged for exchangeable shares and no holder of Minera Andes common shares have exercised rights of dissent.

        The arrangement is subject to conditions to closing as set forth in the Arrangement Agreement, including obtaining the requisite approvals by our common shareholders and holders of Minera Andes common shares. If any of the conditions to the Arrangement are not satisfied or, where permissible, not waived, the Arrangement will not be completed. The Arrangement is also subject to the approval of the Court of Queen's Bench of Alberta. This approval, as well as any other necessary approvals, may not be received, or may be received later than anticipated.

        If the Arrangement is completed, and US Gold receives requisite approval from its shareholders, US Gold will change its name to McEwen Mining Inc. In connection with the change of the name of US Gold to McEwen Mining Inc., the trading symbol for US Gold common stock on the NYSE and TSX will be changed from "UXG" to "MUX".

ABOUT THIS PROSPECTUS

        This document is called a "prospectus" and it provides you with a general description of our common stock. We have filed a registration statement (of which this prospectus forms a part) with the SEC under the Securities Act using a shelf registration process. Under this shelf registration process, we may issue from time to time shares of US Gold common stock upon exchange or redemption of the outstanding exchangeable shares.

        When acquiring our common stock, you should rely only on the information provided in this prospectus, including any information incorporated herein by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus. We are not offering our common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of this document.

        This prospectus contains and incorporates by reference forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus and the documents incorporated herein by reference. See "Cautionary Statement Regarding Forward-Looking Information" in this prospectus for more information. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

        In this prospectus, references to the terms "US Gold", "the Company", "we", "us", "our" and similar terms, refer to US Gold Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise. Canadian Exchange Co. is an indirect wholly-owned subsidiary of US Gold, and has outstanding a class of exchangeable shares which we refer to as the "exchangeable shares" in this prospectus. In connection with the Arrangement, Minera Andes shareholders received exchangeable shares. Each exchangeable share is exchangeable or redeemable, as the case may be, for one share of US Gold common stock in accordance with the terms of the provisions governing the exchangeable shares. The registration statement of which this prospectus forms a part relates to shares of our common stock issuable upon exchange or redemption of the exchangeable shares following the completion of the Arrangement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As a reporting company, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or (the "Exchange Act"), and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials we have filed with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. As an electronic filer, our public filings are maintained on the SEC's internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, we maintain an Internet website that contains information about us, including our SEC filings, at www.usgold.com. The information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. The following documents filed with the SEC, other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 14, 2011;

  •
  Our Proxy Statement on Schedule 14A, filed with the SEC on December 13, 2011;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 6, 2011, August 5, 2011 and November 3, 2011, respectively; and

  •
  Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on February 14, 2011, February 14, 2011, February 18, 2011, February 24, 2011, June 17, 2011, July 25, 2011,

    August 2, 2011, September 2, 2011, September 23, 2011, October 21, 2011, November 21, 2011, December 9, 2011, January 13, 2012 and January 20, 2012.

        Whenever US Gold files reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the termination of the offering, those reports and documents will be deemed to automatically be incorporated into and become a part of this prospectus; provided that no information that US Gold furnishes, rather than files, pursuant to Items 2.02 or 7.01 of Form 8-K (including exhibits related thereto) or other applicable SEC rules will be incorporated into this prospectus. Any information contained in such subsequently filed reports that updates, modifies, supplements or replaces information contained in this prospectus automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed report or document shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

US Gold Corporation
181 Bay Street
Bay Wellington Tower
Suite 4750, P.O. Box 792
Toronto, ON
Canada M5J 2T3
Attn: Investor Relations
(866) 441-0690

        Readers should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus, any post-effective amendment and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Some of the information included in or incorporated by reference into this prospectus and certain other documents filed or to be filed with the SEC by US Gold (as well as information included in other statements made by US Gold or its representatives, and information about Minera Andes or its business), may contain forward-looking statements that are intended to be covered by the safe harbor provided in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts, often will be phrased in the future-tense, and may include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or other words or expressions of similar meaning. Forward-looking statements that relate to US Gold or its business are based on US Gold's current beliefs and expectations about future events, and include statements that reflect US Gold's management's beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to the Arrangement and US Gold's financial condition, results of operations, future performance and business, including statements relating to US Gold's business strategy and US Gold's current and future development plans.

        Uncertainties that could affect the accuracy of forward-looking statements, besides the specific risk factors regarding the exchange offer identified in "Risk Factors" beginning on page 15 and the various risk factors incorporated by reference into this prospectus, include:

  •
  whether the anticipated benefits of the proposed acquisition of Minera Andes will be realized;

  •
  risks related to the tax treatment of the exchange of exchangeable shares;

  •
  risks associated with issuances of substantial additional common stock in connection with acquisition of Minera Andes or otherwise; and

  •
  whether the proposed acquisition of Minera Andes is completed on the current terms or at all.

        Although US Gold believes that the expectations reflected in its forward-looking statements are reasonable, any or all of the forward-looking statements contained in this prospectus or in US Gold's public reports and securities filings may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors relating to the exchange offer described in this prospectus and the Arrangement described in US Gold's Proxy Statement on Schedule 14A filed with the SEC on December 13, 2011 and incorporated by reference into this prospectus, some of which are beyond US Gold's control, will be important in determining US Gold's future performance if any of the businesses or assets of US Gold or Minera Andes are combined. Consequently, actual results may differ materially from those predicted in or that might be anticipated from forward-looking statements. Therefore, holders of the exchangeable shares should not regard such forward-looking statements as a representation that the predictions or expectations reflected in the forward-looking statements will be achieved, and should not place undue reliance on such forward-looking statements.

        US Gold undertakes no obligation to publicly update or revise any information in this prospectus, whether as a result of new information, future events or otherwise, other than to reflect a material change in the information previously disclosed, as required by applicable law. Holders of exchangeable shares should review US Gold's subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K, and any amendments thereto. As noted in "Incorporation of Certain Information by Reference", several such reports are incorporated by reference into this prospectus.

SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information you should consider before deciding whether to participate in the exchange offer. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled "Risk Factors", beginning on page 15, and the information incorporated by reference in this prospectus.

Information about US Gold Corporation (see page 69)	US Gold is a precious metals exploration stage company engaged in the business of acquiring, exploring, and developing mineral properties in the U.S. and Mexico. US Gold was organized under the laws of the State of Colorado on July 24, 1979. US Gold holds interests in approximately 1,525 square miles of mineral concessions in west central Mexico and approximately 254 square miles in Nevada, United States.

US Gold's common stock is listed on the NYSE and TSX under the symbol "UXG." If the Arrangement is completed and requisite approval is obtained from US Gold's shareholders, US Gold will change its name to McEwen Mining Inc. and the trading symbol of US Gold common stock on the NYSE and TSX will be changed to "MUX". US Gold is subject to the reporting requirements of the Exchange Act and, as such, it files or furnishes reports and other information with the SEC from time to time.

US Gold's principal executive offices are located at 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (866) 441-0690. US Gold's website is www.usgold.com. Information contained on the website is not incorporated by reference into this prospectus and you should not consider information contained on the website as part of this prospectus.
Information about McEwen Mining,—Minera Andes Acquisition Corp. (see page 70)
McEwen Mining—Minera Andes Acquisition Corp., or Canadian Exchange Co., is an indirect wholly-owned subsidiary of US Gold organized under the ABCA on September 19, 2011 for the sole purpose of facilitating the acquisition of Minera Andes. Canadian Exchange Co. does not and will not have operations. Canadian Exchange Co.'s principal executive offices are located at 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (866) 441-0690.

The Exchange Offer (see page 17)	US Gold has filed the registration statement on Form S-4, of which this prospectus is a part, with the SEC in order to register under the Securities Act the issuance from time to time of the shares of US Gold common stock issuable upon exchange of the exchangeable shares. The exchangeable shares were issued by Canadian Exchange Co. to Minera Andes shareholders in the Arrangement pursuant to which US Gold acquired all of the issued and outstanding common shares of Minera Andes. Each exchangeable share is substantially the economic and voting equivalent of a share of US Gold common stock and is exchangeable on a one-for-one basis for a share of US Gold common stock at any time, at the option of the holder. Any exchangeable shares not previously exchanged will, upon the direction of Canadian Exchange Co.'s board of directors, be redeemed for shares of US Gold common stock on any date that is on or after the tenth year anniversary of the date on which exchangeable shares are first issued, subject to applicable law and the due exercise by either us or McEwen Mining (Alberta) ULC, our direct wholly-owned subsidiary ("Callco") of our or its redemption call right, unless Canadian Exchange Co. redeems them earlier upon the occurrence of certain events.
Conditions of the Exchange Offer
There are no conditions to the exchange offer other than the effectiveness of the registration statement of which this prospectus is a part, and compliance by US Gold with the prospectus delivery requirements under U.S. securities laws.
Purpose of the Exchange Offer (see page 17)
The purpose of the exchange offer is to exchange any and all outstanding exchangeable shares for shares of our common stock. The plan of arrangement in connection with the Arrangement provides that each exchangeable share is exchangeable for one share of our common stock at any time after issuance at the option of the holder, and will be redeemable at the option of Canadian Exchange Co., subject to applicable law and the due exercise by either us or Callco of our or its redemption call right, on or after ten years or earlier upon the occurrence of certain events.

Declared But Unpaid Dividends (see page 34)	Upon exchange or redemption of the exchangeable shares, holders of exchangeable shares will receive a check in an amount equal to all cash dividends declared and payable but not yet paid on the exchangeable shares, all dividends declared and payable or paid on shares of our common stock that have not yet been declared or paid on the exchangeable shares and an amount representing the value of all non-cash dividends declared and payable but not yet paid on the exchangeable shares (provided that the holder holds the exchangeable share on the applicable dividend record date), less any amounts withheld on account of tax required to be deducted and withheld therefrom. Holders of exchangeable shares will only receive dividends if we declare dividends on our common stock. US Gold has not previously declared dividends on its common stock and does not have plans to declare dividends on its common stock for the foreseeable future.
Procedures for Tendering Exchangeable Shares (see page 34)
Holders of exchangeable shares desiring to exchange the exchangeable shares for shares of US Gold common stock may cause the exchange by requiring Canadian Exchange Co. to redeem any or all of the exchangeable shares registered to such holder. The holder of exchangeable shares must deliver to Canadian Exchange Co. at its registered office or at an office of Canadian Exchange Co.'s transfer agent a written retraction request and the certificates representing the exchangeable shares to be redeemed or the equivalent thereof, if any. The retraction date will be the 5th business day after the request is received by Canadian Exchange Co.

Acceptance of Exchangeable Shares and Delivery of Offer Consideration and Cash (see page 34)	Unless a holder revokes its retraction request by the close of business on the business day immediately prior to the retraction date, the shares identified in the retraction request will either be redeemed by Canadian Exchange Co. or purchased by us or Callco. If either US Gold or Callco chooses to purchase the exchangeable shares on the retraction date, a holder of exchangeable shares who has delivered a retraction request shall be obligated to sell all the exchangeable shares identified in the retraction request to US Gold or Callco, as the case may be, on the retraction date upon delivery by US Gold or Callco, as the case may be, of one share of US Gold common stock for each exchangeable share, plus the dividend amount, which is equal to any cash dividends declared and payable but not yet paid on the exchangeable shares, any dividends declared and payable or paid on shares of our common stock that have not yet been declared or paid on the exchangeable shares and an amount representing the value of any non-cash dividends declared and payable but not yet paid on the exchangeable shares. If neither US Gold nor Callco chooses to purchase the exchangeable shares on the retraction date, then Canadian Exchange Co. shall redeem the exchangeable shares identified in the retraction request effective at the close of business on the retraction date and shall deliver one share of US Gold common stock for each exchangeable share redeemed, plus the dividend amount.

To the extent that any amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the dividend or other consideration otherwise payable to the holder, we (together with Callco, Canadian Exchange Co. and Canadian Exchange Co.'s transfer agent) have the right to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to enable us to comply with the deduction or withholding requirement and we will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale.
Withdrawal Rights (see page 34)
A holder of exchangeable shares that makes a retraction request may revoke such request, in writing, at any time prior to the close of business on the business day immediately before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be redeemed by Canadian Exchange Co. or purchased by us or Callco.
Proceeds (see page 18)
Because the shares of our common stock offered by this prospectus will be issued only in exchange or upon redemption for the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Risk Factors (see page 15)	See "Risk Factors" and other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this prospectus.
Comparative Per Share Market Price Information (see page 13)
The closing sale price in U.S. dollars of US Gold common stock as reported on the NYSE was $4.63 on January 19, 2012. The exchangeable shares have no established market price as of the date of this prospectus. The TSX has conditionally approved the listing of Canadian Exchange Co.'s exchangeable shares, to be listed under the symbol "MAQ" once the Arrangement is completed. The shares of US Gold common stock to be issued upon exchange of the exchangeable shares will be listed on the NYSE.
US Gold stock owned by directors and executive officers (see page 42)
As of January 19, 2012, directors and executive officers of US Gold and their affiliates beneficially owned approximately 22% of the issued and outstanding shares of common stock of US Gold on a fully diluted basis. Upon completion of the Arrangement (as defined below) and assuming all the exchangeable shares are exchanged for shares of US Gold, directors and executive officers of US Gold and their affiliates will beneficially own approximately 25% of the issued and outstanding shares of common stock of US Gold on a fully-diluted basis.
Canadian Exchange Co. stock owned by directors and executive officers (see page 45)
As of the date of this prospectus, Callco beneficially owned all of the issued and outstanding shares of common stock of Canadian Exchange Co. Upon completion of the Arrangement, directors and executive officers of Canadian Exchange Co. and their affiliates will beneficially own approximately 30.4% of the issued and outstanding exchangeable shares.
No Dissent or Appraisal Rights	There are no dissent rights or appraisal rights with respect to the exchange offer.

Income Tax Considerations (see pages 46 and 54)	See the sections of this prospectus entitled "Material United States Federal Income Tax Consequences" and "Material Canadian Federal Income Tax Consequences" for a summary of certain material U.S. and Canadian federal income tax consequences relating to the exchangeable shares. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.
Regulatory Requirements
We are not aware of any material regulatory approvals necessary to complete this offer, except that this exchange offer may not be commenced until the registration statement, of which this prospectus is a part, is declared effective by the SEC.
Questions
If you have any questions regarding the terms of the exchange offer or the procedures for tendering exchangeable shares in the exchange offer, please contact US Gold, Investor Relations, 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario Canada M5J 2T3, or (866) 441-0690.

 SELECTED HISTORICAL FINANCIAL DATA OF US GOLD

        The following are selected consolidated financial data for US Gold for each of the years in the five-year period ended December 31, 2010 and for the nine-month periods ended September 30, 2011 and 2010. The information with respect each of the years in the five-year period ended December 31, 2010 has been derived from and should be read in conjunction with the audited consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 14, 2011 and incorporated by reference in this prospectus and Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010. The information with respect to the nine-month periods ended September 30, 2011 and 2010 has been derived from and should be read in conjunction with the unaudited consolidated financial statements and related notes included in US Gold's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 3, 2011 and incorporated by reference in this prospectus. The information with respect to each of the years in the three-year period ended December 31, 2008 has been derived from audited consolidated financials not included in this prospectus. All historical financial data presented with respect to US Gold is in accordance with United States generally accepted accounting principles ("US GAAP"). Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

US Gold Historical Financial Data

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except per share)	2011	2010	2010	2009	2008	2007	2006
Operating data
Net loss from operations(1)(2)(3)(4)	$(44,124)	$(28,151)	$(35,783)	$(35,759)	$(130,384)	$(32,293)	$(75,178)
Other (expenses) income	(1,444)	401	694	1,685	(1,573)	3,426	2,528
Net loss(1)(2)(3)(4)	(45,568)	(25,751)	(33,091)	(27,698)	(131,111)	(28,546)	(72,650)
Basic and diluted loss per share	$(0.33)	$(0.21)	$(0.27)	$(0.25)	$(1.36)	$(0.35)	$(1.82)
Weighted average number of shares	136,134	121,944	121,987	112,224	96,641	81,955	39,891
Balance sheet data
Cash and cash equivalents	$32,807	$17,415	$6,818	$27,690	$10,300	$30,929	$50,922
Marketable securities	2,248	11	4,576	11	13	287	—
Short-term investments	—	972	—	12,946	—	—	—
Gold and silver bullion	26,613	4,569	4,569	2,760	—	—	—
Property and equipment, net	11,715	4,155	4,391	2,888	5,187	5,547	1,520
Mineral property interests	245,453	233,981	235,153	239,858	255,813	258,121	3,300
Goodwill	—	—	—	—	—	107,017	—
Other assets	8,250	6,342	6,118	5,826	6,364	6,768	3,657

Total assets	$327,086	$267,445	$261,625	$291,979	$277,677	$408,669	$59,399

Current liabilities	$6,768	$3,657	$3,680	$1,849	$1,278	$987	$3,403
Deferred income tax liability	78,573	78,573	78,573	80,572	87,341	88,187	—
Other long-term liabilities and deferred gain	6,135	6,459	6,092	6,332	5,864	5,574	3,511
Shareholders' equity	235,610	178,756	173,280	203,226	183,194	313,921	52,485

Total liabilities and shareholders' equity	$327,086	$267,445	$261,625	$291,979	$277,677	$408,669	$59,399

(1)
Includes a non-recurring, non-cash expense of $51,681 relating to derivative instrument liability in 2006.

(2)
Includes a non-recurring, non-cash expense of $107,017 relating to the write down of the goodwill in 2008.

(3)
Includes a non-cash expense of $16,580 relating to the write-off of mineral property interests and equipment in 2009.

(4)
Includes a non-cash expense of $5,878 relating to the write-off of mineral property interests in 2010.

 SELECTED HISTORICAL FINANCIAL DATA OF CANADIAN EXCHANGE CO.

        The following table presents selected historical financial data of Canadian Exchange Co. from its formation on September 19, 2011 to September 30, 2011. Canadian Exchange Co. was formed for the sole purpose of facilitating the Arrangement as the issuer of the exchangeable shares. Canadian Exchange Co. has not carried on any active business operations since its incorporation other than in connection with its role as a party to the Arrangement. Canadian Exchange Co. did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through September 30, 2011. Canadian Exchange Co. has only nominal assets and incurred only nominal liabilities prior to the completion of the acquisition of Minera Andes.

Period Beginning September 19, 2011 and Ended September 30, 2011 (unaudited)
Income Statement Data
Revenues	$ —
Net income (loss)	—
Earnings (loss) per share: basic and diluted	—
Cash dividends declared per common share	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$ —
Investing activities	—
Financing activities	1
Balance Sheet Data
Property, equipment, net, successful efforts method	$ —
Total assets	1
Total debt	—
Stockholders' equity	1

 COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following table presents, for the nine months ended September 30, 2011 and for the year ended December 31, 2010, selected historical, unaudited pro forma and pro forma equivalent per share data. The historical per share information of US Gold below is derived from the audited financial statements of US Gold as of, and for the year ended, December 31, 2010 and the unaudited interim financial statements for the three and nine months ended September 30, 2011 which are incorporated herein by reference.

        The unaudited pro forma combined per share information of US Gold and Canadian Exchange Co. below gives effect to the Arrangement and the exchange offer and assumes that one share of US Gold common stock was issued in exchange for each outstanding exchangeable share. The unaudited pro forma combined per share data assume that the Arrangement and the exchange offer were completed as of January 1, 2010 and represents a current preliminary estimate based on available information and certain assumptions that US Gold management believes are reasonable. See the section entitled "Unaudited Pro Forma Financial Information" for more information. The unaudited pro forma combined per share information of US Gold is derived from the unaudited pro forma combined income statement for the year ended December 31, 2010 and the nine month period ended September 30, 2011 and unaudited pro forma combined balance sheet as of September 30, 2011. The unaudited pro forma combined per share information is provided for informational purposes only and does not purport to represent the actual results of operations that US Gold would have achieved had the exchange offer been completed during these periods or to project the future results of operations that US Gold may achieve after the exchange offer.

        You should read the following information in conjunction with the selected historical financial information of US Gold and Canadian Exchange Co. included elsewhere in this prospectus and the historical financial statements of US Gold incorporated into this prospectus by reference. See "Selected Historical Financial Data of US Gold," "Selected Historical Financial Data of Canadian Exchange Co.," and "Where You Can Find Additional Information".

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
Net Income (loss) per share:
US Gold historical basic and diluted	$(0.33)	$(0.27)
Canadian Exchange Co. historical basic and diluted(1)	N/A	N/A
Pro Forma combined	$(0.12)	$(0.20)
Equivalent Pro Forma combined	$(0.29)	$(0.28)
Dividends Per Share
US Gold historical	$—	$—
Canadian Exchange Co. historical(1)	N/A	N/A
Pro Forma combined	$—	$—
Equivalent Pro Forma combined	$—	$—
Book Value Per Share at Period End
US Gold historical	$1.69	$1.42
Canadian Exchange Co. historical(1)	N/A	N/A
Pro Forma combined	$2.65	N/A
Equivalent Pro Forma combined	$1.90	N/A

(1)
Canadian Exchange Co. was incorporated on September 19, 2011 for the sole purpose of facilitating the Arrangement as the issuer of the exchangeable shares. Canadian Exchange Co. has not carried on any active business operations since its incorporation other than in connection with its role as a party to the Arrangement Agreement. Canadian Exchange Co. did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through September 30, 2011. Canadian Exchange Co. has only nominal assets and incurred only nominal liabilities prior to the completion of the acquisition of Minera Andes.

RISK FACTORS

        The information set forth below sets forth risks and uncertainties relating to the exchange offer described in this prospectus. This information should be read in conjunction with US Gold's Annual Report on Form 10-K for the year ended December 31, 2010 and Proxy Statement on Schedule 14A filed with the SEC on December 13, 2011, which are incorporated by reference herein and set forth additional important risks and uncertainties that could materially adversely affect US Gold's business, financial condition and/or operating results. Additional risks and uncertainties that US Gold does not presently know or that US Gold currently deems immaterial may also impair US Gold's business operations or adversely affect the holders of the exchangeable shares who participate in the exchange offering.

Holders of exchangeable shares will experience a delay in receiving shares of US Gold common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

        Holders of exchangeable shares who request to receive US Gold common stock in exchange for their exchangeable shares will not receive US Gold common stock until approximately five business days after the applicable request is received. During this period, the market price of US Gold common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of exchangeable shares upon a subsequent sale of the US Gold common stock received in the exchange.

The exchange of your exchangeable shares is generally taxable in Canada.

        Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for shares of US Gold common stock is generally a taxable event in Canada. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. Canadian income tax consequences will vary depending on your particular circumstances. See "Material Canadian Federal Income Tax Consequences" for a summary of certain material Canadian federal income tax consequences relating to the exchangeable shares. We strongly urge you to consult your tax advisor as to the tax consequences of exchanging your exchangeable shares for US Gold common stock.

The exchange of your exchangeable shares may be taxable in the U.S.

        The U.S. federal income tax consequences of an exchange of exchangeable shares for shares of US Gold depend on whether the exchangeable shares are treated for U.S. federal income tax purposes as shares of Canadian Exchange Co. or as shares of US Gold common stock. There is no direct authority under existing United States federal income tax law concerning whether the exchangeable shares should be treated as shares of Canadian Exchange Co. or shares of US Gold common stock. Neither Minera Andes, US Gold nor Canadian Exchange Co. has requested, or intends to request, a ruling from the Internal Revenue Service or an opinion of counsel regarding the status of the exchangeable shares for United States federal income tax purposes. The discussion under the heading "Material United States Federal Income Tax Consequences" includes a discussion of the alternative United States federal income tax consequences of the exchange of exchangeable shares depending on whether the exchangeable shares are treated as either (i) shares of US Gold common stock or (ii) shares of Canadian Exchange Co. Generally, for United States federal income tax purposes, a U.S. Holder's (and in certain circumstances a Non-U.S. Holder's) exchange of exchangeable shares for shares of US Gold common stock will be a taxable sale in which the holder will recognize gain or loss if the exchangeable shares are treated as shares of Canadian Exchange Co. and not as shares of US Gold common stock. Holders of exchangeable shares should consider that the United States federal income tax consequences of an exchange of exchangeable shares may be adverse to the holder based on the holder's particular circumstances. Holders should take into account the possibility that the Internal Revenue Service may assert and prevail with a position on the status of the exchangeable shares that is contrary to the position taken by the holder.

 COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth the closing sale price of US Gold common stock as reported on the NYSE on June 13, 2011, the last trading day prior to the public announcement of the Arrangement, and on January 19, 2012, the most recent practicable trading day prior to the date of this prospectus. The exchangeable shares are not currently listed for trading on any exchange and had no established market price as of June 13, 2011 and January 19, 2012. However, the TSX has conditionally approved the listing of the exchangeable shares, to be listed the trading symbol "MAQ" once the Arrangement is completed.

	US Gold Common Stock	Canadian Exchange Co. Exchangeable Shares
June 13, 2011	$5.50	N/A(1)
January 19, 2012	$4.63	N/A(1)

(1)
Canadian Exchange Co. was formed on September 19, 2011 for the sole purposes of facilitating the Arrangement as the issuer of the exchangeable shares. Canadian Exchange Co. has not carried on any active business operations since its incorporation other than in connection with its role as a party to the Arrangement Agreement. Canadian Exchange Co. did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through September 30, 2011. Canadian Exchange Co. has only nominal assets and incurred only nominal liabilities prior to the completion of the acquisition of Minera Andes. The exchangeable shares are exchangeable on a one-for one basis for shares of US Gold common stock, and the terms of the exchangeable shares have been established with the intent of placing holders of the exchangeable shares in substantially the same voting and economic position as holders of US Gold common stock.

 THE EXCHANGE OFFER

The Exchange Offer

        The purpose of the exchange offer is to exchange any and all outstanding exchangeable shares for shares of US Gold common stock, so that following completion of the exchange offer all of the holders of exchangeable shares shall have received shares of US Gold common stock.

        We have filed the registration statement on Form S-4, of which this prospectus is a part, with the SEC in order to register under the Securities Act the issuance from time to time of shares of our common stock upon exchange of the exchangeable shares. Each exchangeable share is substantially the economic and voting equivalent of a share of US Gold common stock and is exchangeable on a one-for-one basis for a share of US Gold common stock at any time, at the option of the holder. Any exchangeable shares not previously exchanged will, upon the direction of Canadian Exchange Co.'s board of directors, be redeemed for shares of US Gold common stock on any date that is on or after the tenth year anniversary of the date on which exchangeable shares are first issued, subject to applicable law and the due exercise by either us or Callco of our or its redemption call right, unless Canadian Exchange Co. redeems them earlier upon the occurrence of certain events.

Terms of the Exchange Offer

        US Gold is offering, upon the terms and subject to the conditions described in this prospectus, to exchange shares of US Gold common stock for the outstanding exchangeable shares of Canadian Exchange Co. A description of how a holder may exchange the exchangeable shares, and of US Gold's or Callco's redemption rights, is provided below in the section entitled "Description of Capital Stock of US Gold—Exchangeable Shares". The rights of the holders of exchangeable shares, including exchange rights, are described in greater detail in the Plan of Arrangement which is included as Exhibit 2.1 to the registration statement, of which this prospectus is a part.

Withholding Rights

        Each of US Gold, Callco, Canadian Exchange Co. and Canadian Exchange Co.'s transfer agent will be entitled to deduct and withhold from any consideration otherwise payable to any holder of exchangeable shares such amounts as each of US Gold, Callco, Canadian Exchange Co. or Canadian Exchange Co.'s transfer agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of federal, provincial, state, territorial, local or foreign tax law.

        To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder of the exchangeable shares in respect of which the deduction and withholding was made, provided, that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, US Gold, Callco, Canadian Exchange Co. and Canadian Exchange Co.'s transfer agent are authorized to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to US Gold, Callco, Canadian Exchange Co. or, Canadian Exchange Co.'s transfer agent, as the case may be, to enable it to comply with the deduction or withholding requirement and US Gold, Callco, Canadian Exchange Co. or Canadian Exchange Co.'s transfer agent, as the case may be, will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale.

 ACCOUNTING TREATMENT OF THE EXCHANGE

        The exchangeable shares are currently accounted for as outstanding capital stock of Canadian Exchange Co. The value of the shares of common stock of US Gold to be issued upon exchange are included in the outstanding capital stock. Accordingly, each issued and outstanding exchangeable share is treated as an issued and outstanding US Gold common share for purposes of calculating earnings per common share for US Gold.

USE OF PROCEEDS

        Because the shares of our common stock offered by this prospectus will be issued only in exchange for the exchangeable shares, we will not receive any cash proceeds from this offering.

PLAN OF DISTRIBUTION

        The shares of US Gold common stock offered in this prospectus will be issued in exchange for exchangeable shares as described in the terms of our Plan of Arrangement with Minera Andes, which is included as Exhibit A to the Arrangement Agreement which is included as Exhibit 2.1 to the registration statement of which this prospectus is a part. No broker, dealer or underwriter has been engaged in connection with this offering.

MATERIAL CONTRACTS BETWEEN US GOLD AND CANADIAN EXCHANGE CO.

        In connection with and concurrently with the closing of the Arrangement, US Gold and Canadian Exchange Co. are entering into the Voting and Exchange Trust Agreement among US Gold Corporation, Callco, Canadian Exchange Co. and Computershare Trust Company of Canada (the "Voting and Exchange Trust Agreement") and the Exchangeable Share Support Agreement among US Gold, Callco, and Canadian Exchange Co. (the "Support Agreement") solely for the purpose of ensuring that each exchangeable share is substantially the economic and voting equivalent of a share of US Gold common stock and is exchangeable on a one-for-one basis for a share of US Gold common stock at any time at the option of the holder or, in certain circumstances, by Canadian Exchange Co., US Gold or Callco. Together, the Voting and Exchange Trust Agreement and the Support Agreement set forth the terms governing the exchangeable shares. See the section entitled "Description of Capital Stock of US Gold—Exchangeable Shares" for more information. Through the Voting and Exchange Trust Agreement and the issuance by US Gold to the trustee of one share of Series B Special Voting Preferred Stock, each holder of an exchangeable share effectively has the ability to cast votes along with holders of US Gold common stock. In addition, the Voting and Exchange Trust Agreement grants exchange rights upon an event of insolvency of Canadian Exchange Co. or the liquidation, dissolution or winding up of US Gold. The Support Agreement provides that the exchangeable shares have the same dividend and distribution rights as US Gold common stock and any change to the rights, privileges or other terms of US Gold common stock will be simultaneously made to the exchangeable shares.

        This description of the Voting and Exchange Trust Agreement and the Support Agreement is qualified in its entirety by reference to such agreements, which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to the registration statement of which this prospectus is a part and are incorporated herein by reference.

 MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF US GOLD COMMON STOCK AND HOLDERS OF EXCHANGEABLE SHARES

        Holders of the exchangeable shares have essentially the same voting rights with respect to US Gold and the same economic interests as holders of US Gold common stock. While the rights and privileges of shareholders of an Alberta corporation are, in many instances, comparable to those of shareholders of a Colorado corporation, there are certain differences. These differences arise from differences between Alberta and Colorado law, and between the Canadian Exchange Co. articles of incorporation and bylaws and the US Gold articles of incorporation and bylaws. The following is a summary of some of the most significant differences in shareholder rights between Canadian Exchange Co. and US Gold. This summary is not intended to be complete and is qualified in its entirety by reference to the ABCA, the Colorado Act and the governing corporate instruments of Canadian Exchange Co. and US Gold.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
Authorized Share Capital

Authorized Capital Stock	The authorized capital of Canadian Exchange Co. consists of an unlimited number of common shares and an unlimited number of exchangeable shares, both without nominal or par value.

As of January 19, 2012, 1,000 common shares and no exchangeable shares were issued and outstanding.	The authorized capital of US Gold consists of 500,000,000 shares of common stock, no par value, one share of preferred stock, no par value, designated as Series A Special Voting Preferred Stock (the "Series A Preferred Share") and one share of preferred stock, no par value, designated as Series B Special Voting Preferred Stock (the "Series B Preferred Share").

As of January 19, 2012, there were 136,673,219 US Gold Shares and one Series A Preferred Share issued and outstanding.
Board of Directors

Size of Board of Directors	The Canadian Exchange Co. Board currently has three directors. The articles of Canadian Exchange Co. provide that the Canadian Exchange Co. Board must consist of three members.	The US Gold board of directors currently has five members. US Gold's bylaws provide that the US Gold board must consist of seven members, which number may increase or decrease, to not less than three, from time to time by a resolution adopted by the board.

Director Qualifications	Pursuant to the ABCA, the following persons are disqualified from acting as a director:

•       anyone who is less than 18 years of age;

•       anyone who: (i) is a represented adult as defined in the Adult Guardianship and Trusteeship Act(Alberta) or is the subject of a certificate of incapacity that is in effect under the Public Trustee Act(Alberta); (ii) is a formal patient as defined in the Mental Health Act (Alberta); (iii) is the subject of an order under The Mentally Incapacitated Persons Act(Alberta), appointing a committee of the person or estate, or both; or (iv) has been found to be a person of unsound mind by a court elsewhere than in Alberta;

•       a person who is not an individual; and

•       a person who has the status of bankrupt.

Pursuant to the Colorado Act, directors are required to be individuals who are eighteen years of age or older. Pursuant to US Gold's bylaws and in accordance with the Colorado Act, directors need not be residents of the State of Colorado.

Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
At least one quarter of the directors of a corporation governed by the ABCA must be resident Canadians.

Election of Directors	Under the ABCA, shareholders of a corporation shall at each annual meeting at which an election of directors is required elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders following the election.

Directors are elected by way of ordinary resolution, being a majority of the votes cast by the shareholders who voted in respect of that resolution, or signed by all the shareholders entitled to vote on that resolution. Under the articles of Canadian Exchange Co., the holders of exchangeable shares are permitted to elect one of the three directors, with the remaining two directors to be elected by the holders of the common shares.	Pursuant to the Colorado Act and the US Gold bylaws, directors are elected at each annual meeting of the shareholders of US Gold, for a term expiring at the next annual shareholders' meeting following their election or when their successors have been elected and qualified. In an absence of a resolution of the board of directors of US Gold providing otherwise, the annual meeting of the shareholders is to be held within the first six months of the fiscal year.

If a quorum is present at the annual meeting, directors are elected by a plurality of votes (i.e., the candidates comprising the requisite number of board members to be elected receiving the highest number of votes will be elected to the US Gold board of directors).

Filling of Vacancies	Pursuant to the ABCA, a quorum of directors may generally fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the articles. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the articles, the directors then in office shall call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder. Under the articles of Canadian Exchange Co., the holders of exchangeable shares are permitted to elect one of the three directors, with the remaining two directors to be elected by the holders of the common shares.	The US Gold bylaws, in accordance with the Colorado Act, provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if the directors remaining in office constitute less than a quorum of the board. A director elected to fill a vacancy will complete the unexpired term of his predecessor in office, and will hold office until his successor has been elected and qualified.

The US Gold bylaws also provide that any directorship to be filled due to an increase in the number of directors shall be filled by a majority vote of the directors then in office or by an election at an annual meeting or a special meeting of shareholders called for that purpose. A director so elected shall serve a term expiring at the next annual meeting of shareholders and until his successor has been elected and qualified.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights

Removal of Directors	Pursuant to the ABCA, the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office.	Pursuant to the US Gold bylaws, in accordance with the Colorado Act, one or more directors may be removed by the shareholders, with or without cause, only at a meeting called for the stated purpose of removing the director and only by a majority vote of the shares entitled to vote at an election of directors.

Fiduciary Duties of Directors	Pursuant to the ABCA, directors have a duty of care and loyalty to the corporation. The duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The duty of loyalty requires directors to act honestly and in good faith with a view to the best interests of the corporation.	Pursuant to the Colorado Act, directors are required to discharge their duties as members of the board and as members of any board committees on which they serve in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
Shareholder Meetings and Voting Rights

Shareholders' Meetings	Pursuant to the ABCA, directors of a corporation are required to call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting. A board of directors may call a special meeting at any time.

Pursuant to the ABCA the registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the ABCA for making such requisition, the directors of the corporation must call a meeting of shareholders. If the directors fail to call the meeting, any of the shareholders who made the requisition may call the meeting.	Pursuant to the Colorado Act, annual shareholder meetings must be held at a time and date stated or fixed in accordance with the bylaws or a board resolution.

Pursuant to the Colorado Act, special meetings of the shareholders must be held (i) if called by the board of directors or persons authorized by the bylaws or board resolution or (ii) upon written demand, stating the purpose for the meeting and dated and signed by the holders of shares representing at least ten percent of all shares entitled to vote on any issue proposed to be considered at the meeting.

The bylaws of US Gold specify that special meetings of shareholders may be called by the president, the board of directors or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

Notice of Meetings	Pursuant to the ABCA, notice of any meeting of shareholders must be sent not less than 21 days and not more than 50 days before the meeting.

Pursuant to the ABCA, notice of a meeting of shareholders at which special business is to be transacted shall state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and the text of any special resolution to be submitted to the meeting.

The holders of the exchangeable shares are entitled to receive notice of any meeting of the shareholders of Canadian Exchange Co., except those meetings where only holders of a specified class or particular series of shares are entitled to vote.	Pursuant to the Colorado Act, a corporation must give notice to shareholders of record of the date, time, and place of each annual and special shareholders' meeting, no fewer than 10 nor more than 60 days before the date of the meeting or vote. If the number of authorized shares is to be increased, however, at least 30 days' notice must be given. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

The bylaws of US Gold provide that the board of directors may fix in advance a record date not more than 50 days nor fewer than 10 days prior to the date of the meeting or vote.

If not otherwise fixed, the bylaws state that the record date for determining shareholders entitled to be given notice of and to vote at a meeting is 30 days prior to the vote or meeting.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights

Quorum	The bylaws of Canadian Exchange Co. provide that a quorum is present at a meeting of shareholders if at least two individuals are present, each of whom is entitled to vote at the meeting, and who hold or represent by proxy in the aggregate not less than 10% of the total number of shares entitled to be voted at the meeting.	The bylaws of US Gold, in accordance with the Colorado Act, provide that one-third of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders.

Voting Rights	Holders of exchangeable shares and common stock are entitled to one vote for each exchangeable share or common share held. Under the ABCA, the vote of a majority of shares voted on any matter (an ordinary resolution) at a meeting of shareholders at which a quorum is present is the act of such shareholders on the matter, unless the vote of a greater number is required by law or by the articles of the corporation.

Under the articles of Canadian Exchange Co., the holders of exchangeable shares are permitted to elect one of the three directors, with the remaining two directors to be elected by the holders of the common shares.

Pursuant to the ABCA, a resolution in writing signed by all the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders.	Pursuant to the articles of incorporation of US Gold and in accordance with the Colorado Act, each outstanding share of common stock of US Gold is entitled to one vote.

Pursuant to the articles of incorporation of US Gold, the Series A Preferred Share entitles the holder thereof to an aggregate number of votes equal to the number of the 2007 Exchangeable Shares issued and outstanding which are not owned by US Gold or its subsidiaries. As of January 19, 2012, the Series A Preferred Share was entitled to 3,079,500 votes, based upon 3,079,500 2007 Exchangeable Shares outstanding on such date, which are not owned by US Gold or its subsidiaries.

If the shareholders of US Gold adopt the proposed amendment to the articles of incorporation of US Gold, the Series B Preferred Share will entitle the holder thereof to an aggregate number of votes equal to the number of the exchangeable shares issued and outstanding which are not owned by US Gold or its subsidiaries. As of the date on which the exchangeable shares are issued in the Arrangement, the Series B Preferred Share will be entitled to 127,331,484 votes, based upon 127,331,484 exchangeable shares outstanding on such date, which are not owned by US Gold or its subsidiaries.

The holders of the shares of common stock, the Series A Preferred Share and, when applicable, the Series B Preferred Share vote together as one class.

Pursuant to the Colorado Act, if a quorum exists, action on a matter other than the election of directors by a voting group is approved if the votes cast in favor of the action exceed the votes cast against the action, unless a greater number of affirmative votes is required by law or US Gold's articles of incorporation or bylaws.

Pursuant to US Gold's bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all of the shareholders entitled to vote on the subject matter thereof.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
Fundamental Changes

Amendments to Governing Documents	Pursuant to the ABCA, the approval of at least two-thirds of the votes cast at a meeting (a "special resolution") is required to amend the articles of the corporation. The ABCA may also require the separate approval by the holders of a class or series of shares for certain amendments to governing documents.

The ABCA also requires the creation, amendment or repeal of bylaws by the directors of a corporation to be approved by ordinary resolution of the shareholders of the corporation at the next shareholder meeting.	Pursuant to the Colorado Act, the board of directors may adopt certain administrative amendments to the articles of incorporation without shareholder action.

Other amendments to the articles of incorporation may be proposed for submission to shareholders by the board of directors or by the holders of at least ten percent of all of the votes entitled to be cast on the amendment, and will be approved if the votes cast in favor of the action exceed the votes cast against the action.

Pursuant to the Colorado Act, the bylaws may be amended by the board of directors or the shareholders.

Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights

Vote Required for Extraordinary Transactions	Pursuant to the ABCA, a special resolution is required for extraordinary corporate actions, including:

•       amalgamations (other than an amalgamation involving a wholly-owned subsidiary of the corporation);

•       the continuance of the corporation into another jurisdiction;

•       the sale, lease or exchange of all or substantially all of the property of a corporation;

•       liquidations and dissolutions; and

•       arrangements (if ordered by a court).

Pursuant to the Colorado Act, a majority of corporate actions, including conversions, mergers, share exchanges, the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation's property and the dissolution of the corporation, require the approval by each voting group entitled to vote separately on the proposed action by a majority of all the votes entitled to be cast on the proposal by that voting group.
The ABCA may also require the separate approval by the holders of a class or series of shares for certain extraordinary corporate actions.

Dissent Rights	Pursuant to the ABCA, each of the matters listed below will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares:

•       an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue or transfer of that class of shares;

•       an amendment to the corporation's articles to add, change or remove any restriction on the business or businesses that the corporation may carry on;

•       an amendment to the corporation's articles to add or remove an express statement establishing the unlimited liability of shareholders;

•       any amalgamation with another corporation (other than with certain affiliated corporations) ;

•       a continuance of the corporation under the laws of another jurisdiction; and

•       the sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business.

A court may also permit shareholders to dissent in connection with an application to the court for an order approving an arrangement.

The ABCA provides these dissent rights for both listed and unlisted shares.

Pursuant to the Colorado Act, a shareholder, whether or not entitled to vote, is entitled to dissent and to receive fair value for his shares in the event of any of the following events:

•       a merger to which the corporation is a party if either (i) approval by the shareholders is required; or (ii) the corporation is a subsidiary that is merged with its parent corporation;

•       a plan of share exchange, where the corporation's shares will be acquired;

•       a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required;

•       a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the corporation's consent to the disposition; and

•       a conversion in which the corporation is the converting entity.

If, in the transactions described above, the shareholder will receive for his shares, (i) shares of the corporation surviving the merger or share exchange; (ii) shares of any other corporation which, at the effective date of the plan of merger or share exchange, either is listed on a national securities exchange registered under the Securities Exchange Act of 1934, as amended, or is held of record by more than two thousand shareholders; (iii) cash in lieu of fractional shares; or (iv) any combination thereof, then the shareholder will not be entitled to dissent and obtain payment for any class or series of shares that either were listed on a national securities exchange registered under the Securities Exchange Act of 1934, as amended, or were held of record by more than two thousand shareholders.

Additionally, a shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided.

Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights

Oppression Remedy	The ABCA provides an oppression remedy that allows a "complainant" who is:

•       a present or former shareholder;

•       a present or former director or officer of the corporation or its affiliates;

•       a creditor, in certain circumstances; and

•       any other person who in the discretion of the court is a proper person to make the application,

The Colorado Act does not contain equivalent statutory remedies, though shareholders may be entitled to bring suit against US Gold or members of the board of directors of US Gold for violations of the Colorado Act or other state or federal law.

Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights

to apply to court for relief where:

•       any act or omission of the corporation or any of its affiliates effects a result;

•       the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner; or

•       the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer. The ABCA permits a court to make any interim or final orders it thinks fit to rectify the matters complained of in the application for relief.

Derivative Actions	Under Alberta law, a "complainant" may bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or intervene in an existing action to which the corporation is a party, if the complainant satisfies the court that:

•       the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if the directors of the corporation do not bring, diligently prosecute, defend or discontinue the action;

•       the complainant is acting in good faith; and

•       it appears to be in the interests of the corporation that the action be brought, prosecuted, defended or discontinued.

Pursuant to the Colorado Act, any shareholder may bring an action by or in right of the corporation if the shareholder either (i) was a shareholder at the time of the transaction giving rise to the suit or (ii) received shares or voting trust certificates thereafter by operation of law from a person who was a shareholder at such time.

	Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
In connection with any derivative action initiated by a complainant, the court may at any time make any order it thinks fit.

Anti-Takeover Provisions and Interested Shareholder Transactions	Alberta law does not contain specific antitakeover provisions with respect to business transactions. However, the policies of Canadian securities regulatory authorities contain certain requirements relating to takeover bids, mergers and interested shareholder transactions. In particular, MI 61-101 imposes certain requirements on, among other things "business combinations" and "related party transactions". MI 61-101 requires more detailed disclosure in the proxy material sent to security holders in connection with a transaction to which they relate, including, subject to certain exceptions, the inclusion of a formal valuation of the subject matter of the transaction and any non-cash consideration offered therefor. MI 61-101 also requires, subject to certain-exceptions, that the minority shareholders of the issuer separately approve the transaction by a simple majority.	The Colorado Act does not contain specific antitakeover provisions with respect to business transactions or combinations with interested shareholders.
Other Actions

Dividends and Other Distributions
Pursuant to the ABCA, Canadian Exchange Co. may pay dividends on the exchangeable shares unless there are reasonable grounds for believing that after such payment either: (i) Canadian Exchange Co. is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Canadian Exchange Co.' assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares.

The articles of Canadian Exchange Co. provide that as long as there are any exchangeable shares outstanding, the approval by special resolution of the holders of exchangeable shares is required to pay dividends on the common shares or any other shares ranking junior to the exchangeable shares.
Pursuant to the Colorado Act, US Gold may pay dividends or make other distributions to US Gold shareholders unless, after giving it effect, (i) US Gold would not be able to pay its debts as they become due in the usual course of business; or (ii) US Gold's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of the distribution. Share dividends may be issued pro rata and without consideration to shareholders of one or more classes or series of shares.

The articles of incorporation of US Gold provide that dividends in cash, property, or shares of US Gold may be paid to holders of US Gold common stock, at the Board's discretion, to the extent permitted by law. The holders of the Series A Preferred Share and, when applicable, the Series B Preferred Share, are not entitled to receive any portion of any dividend or distribution at any time.

Canadian Exchange Co. Shareholder Rights	US Gold Shareholder Rights
Repurchase of Shares	Pursuant to the ABCA, Canadian Exchange Co. may purchase or otherwise acquire its shares unless there are reasonable grounds for believing that: (i) Canadian Exchange Co. is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of Canadian Exchange Co.' assets would after such purchase be less than the aggregate of its liabilities and stated capital of all classes of shares.

The articles of Canadian Exchange Co. provide that as long as there are any exchangeable shares outstanding, the approval by special resolution of the holders of exchangeable shares is required to redeem or purchase any of the common shares or any other shares ranking equally with or junior to the exchangeable shares.	Pursuant to the Colorado Act, US Gold may acquire its own shares. Shares so acquired constitute authorized but unissued shares.

DESCRIPTION OF CAPITAL STOCK OF US GOLD

        Our authorized capital consists of 500,000,000 shares of common stock, no par value, and 2 shares of preferred stock, no par value. As of January 19, 2012 and assuming completion of the Arrangement, there were a total of 136,673,219 shares of our common stock and two shares of preferred stock, one designated as Series A Special Voting Preferred Stock (the "Series A Preferred Share") and the other designated Series B Special Voting Preferred Stock (the "Series B Preferred Share"), issued and outstanding.

        The following discussion summarizes the rights and privileges of our outstanding capital stock and certain securities that may be convertible into our capital stock and is qualified by reference to the relevant provisions of Colorado law and US Gold's Amended and Restated Articles of Incorporation (the "US Gold Articles of Incorporation") and Bylaws which are included as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus is a part and are incorporated herein by reference.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting for directors is not permitted. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors (the "Board") out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities of our Company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. The US Gold Articles of Incorporation and our Bylaws do not include any provision that would delay, defer or prevent a change in control of our Company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of US Gold.

Preferred Stock

        Of the two shares of preferred stock authorized under the US Gold Articles of Incorporation, one share is designated as Series A Preferred Shares and one share is designated as Series B Preferred Share, both of which are issued and outstanding. The US Gold Articles of Incorporation do not include authorization for an undesignated class or "blank check" preferred stock, and any issuance of preferred stock would require shareholder approval.

Series A Special Voting Preferred Stock

        The Series A Preferred Share was created by us and issued in connection with the acquisition of White Knight Resources Ltd., Nevada Pacific Gold Ltd. and Tone Resources Limited (the "Acquired Companies") in 2007 to facilitate the issuance of exchangeable shares (the "2007 Exchangeable Shares") of our wholly-owned indirect subsidiary, US Gold Canadian Acquisition Corporation ("2007 Acquisition Co."). The Series A Preferred Share is held by a trustee under a voting and exchange trust agreement and will be outstanding so long as any of the 2007 Exchangeable Shares are outstanding, excluding any shares owned by US Gold or its subsidiaries.

        The Series A Preferred Share entitles the holder thereof to an aggregate number of votes equal to the number of the 2007 Exchangeable Shares issued and outstanding from time to time and which are not owned by US Gold or its subsidiaries. As of January 19, 2012, the Series A Preferred Share was entitled to 3,079,500 votes, based upon 3,079,500 2007 Exchangeable Shares outstanding on such date, which are not owned by US Gold or its subsidiaries. Except as otherwise provided herein or by law, the holder of the Series A Preferred Share, the holder of the Series B Preferred Share and the holders of our common stock vote together as one class on all matters submitted to a vote of our shareholders. The holder of the Series A Preferred Share have no special voting rights, and its consent is not required, except to the extent it is entitled to vote with the holders of shares of our common stock, for taking any corporate action.

        At such time as (a) the Series A Preferred Share entitles its holder to a number of votes equal to zero because there are no 2007 Exchangeable Shares issued and outstanding that are not owned by US Gold and its subsidiaries, and (b) there is no share of stock, debt, option or other agreement, obligation or commitment of 2007 Acquisition Co. which could by its terms require 2007 Acquisition Co. to issue any 2007 Exchangeable Shares to any person other than us, then the Series A Preferred Share will thereupon be retired and cancelled promptly thereafter.

        If the Series A Preferred Share should be purchased or otherwise acquired by us in any manner whatsoever, then such Series A Preferred Share will be retired and cancelled promptly after the acquisition thereof. Such Series A Preferred Share will upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance under applicable law or set forth in the US Gold Articles of Incorporation or US Gold's Bylaws.

        The holder of the Series A Preferred Share is not entitled to receive any portion of any dividend or distribution at any time. The Series A Preferred Share is not redeemable.

        Upon any liquidation, dissolution or winding up of US Gold, the holder of the Series A Preferred Share will not be entitled to any portion of any related distribution.

2007 Exchangeable Shares

        The 2007 Exchangeable Shares were issued by our subsidiary, 2007 Acquisition Co., in connection with the acquisition of the Acquired Companies. As of January 19, 2012, there were approximately 3,079,500 2007 Exchangeable Shares outstanding that were not held by US Gold or its subsidiaries. The 2007 Exchangeable Shares are exchangeable on a one-for-one basis at any time at the option of the holder of the 2007 Exchangeable Shares into shares of our common stock.

Retraction of Exchangeable Shares by Holders

        Subject to the retraction call right described below and applicable law, holders of the 2007 Exchangeable Shares will be entitled at any time to retract (i.e., to require 2007 Acquisition Co. to redeem) any or all 2007 Exchangeable Shares held by them and to receive the retraction price per 2007 Exchangeable Share to be satisfied by issuance of one share of common stock of US Gold, plus the dividend amount, which is the full amount of all declared and unpaid dividends on the 2007 Exchangeable Shares and all dividends and distributions declared on a share of common stock of US Gold that have not yet been declared on the 2007 Exchangeable Shares. Holders of the 2007 Exchangeable Shares may effect a retraction by presenting to 2007 Acquisition Co. or its transfer agent the certificate(s) representing the 2007 Exchangeable Shares the holder desires to have 2007 Acquisition Co. redeem, together with such other documents and instruments as may be required under the ABCA, the Articles of Incorporation of 2007 Acquisition Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by 2007 Acquisition Co.

        A holder of retracted shares may withdraw its retraction request, by written notice to 2007 Acquisition Co., before the close of business on the business day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer will be deemed to have been revoked.

        If, as a result of solvency provisions of applicable law, 2007 Acquisition Co. is not permitted to redeem all 2007 Exchangeable Shares tendered by a retracting holder and neither we nor U.S. Gold Alberta ULC, our wholly-owned indirect subsidiary ("Alberta ULC") has exercised its retraction call right, 2007 Acquisition Co. will redeem up to the maximum permissible number of the 2007 Exchangeable Shares tendered by the holder. US Gold or Alberta ULC will be required to purchase any 2007 Exchangeable Shares not redeemed by 2007 Acquisition Co. in exchange for shares of our common stock on the retraction date under the optional exchange right described below.

Distribution on Liquidation of 2007 Acquisition Co.

        Subject to applicable law, in the event of the liquidation, dissolution or winding up of 2007 Acquisition Co. or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of the 2007 Exchangeable Shares are entitled, subject to applicable law, to receive from the assets of 2007 Acquisition Co., a liquidation payment that will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any, for each 2007 Exchangeable Share. This liquidation amount will be paid to the holders of the 2007 Exchangeable Shares before any distribution of assets of 2007 Acquisition Co. is made to the holders of the common shares or any other shares of 2007 Acquisition Co. ranking junior to the 2007 Exchangeable Shares, and is subject to the exercise by US Gold or Alberta ULC of its liquidation call right described in the section entitled "—Liquidation Call Right" below.

Automatic Exchange Upon Liquidation of US Gold

        In the event of US Gold's liquidation, all of the then outstanding 2007 Exchangeable Shares will be automatically exchanged for shares of US Gold common stock. To effect an automatic exchange, US Gold, or at US Gold's option, Alberta ULC, will purchase all of the 2007 Exchangeable Shares from the holders on the fifth business day prior to the effective date of a liquidation. The purchase price payable for each 2007 Exchangeable Share purchased in a liquidation of US Gold will be satisfied by the issuance of one share of US Gold common stock plus the dividend amount, if any.

Redemption of 2007 Exchangeable Shares by 2007 Acquisition Co.

        Subject to applicable law and the due exercise by either US Gold or Alberta ULC of its redemption call right, 2007 Acquisition Co. will redeem all of the then outstanding 2007 Exchangeable Shares on the date, if any, established by the board of directors of 2007 Acquisition Co., which date may not be before the earlier of: (a) March 28, 2014; and (b) any date established by the board of directors of 2007 Acquisition Co. for the redemption of the 2007 Exchangeable Shares at such time as there are fewer than 4,296,883 2007 Exchangeable Shares outstanding. The redemption price per 2007 Exchangeable Share will be satisfied by delivering to the holder one share of US Gold common stock plus the dividend amount, if any.

Retraction Call Right

        Each of US Gold and Alberta ULC has an overriding retraction call right to acquire all but not less than all of the 2007 Exchangeable Shares that a holder of the 2007 Exchangeable Shares requests 2007 Acquisition Co. to redeem. The purchase price payable for each 2007 Exchangeable Share will be satisfied by delivering to the holder one share of US Gold common stock plus the dividend amount, if any.

Liquidation Call Right

        Each of US Gold and Alberta ULC has an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of 2007 Acquisition Co., to acquire all but not less than all of the 2007 Exchangeable Shares then outstanding. The purchase price payable for each 2007 Exchangeable Share will be satisfied by delivering to the holder one share of US Gold common stock plus the dividend amount, if any. Upon the exercise by US Gold or Alberta ULC of the liquidation call right, the holders will be obligated to transfer their 2007 Exchangeable Shares to US Gold or Alberta ULC, as applicable. The acquisition by US Gold or Alberta ULC of all of the outstanding 2007 Exchangeable Shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of 2007 Acquisition Co.

Redemption Call Right

        Each of US Gold and Alberta ULC has an overriding redemption call right, notwithstanding the proposed automatic redemption of the 2007 Exchangeable Shares by 2007 Acquisition Co. in the share provisions, to acquire all but not less than all of the 2007 Exchangeable Shares then outstanding. The purchase price payable for each 2007 Exchangeable Share will be satisfied by delivering to the holder one share of US Gold common stock plus the dividend amount, if any. Upon the exercise by US Gold or Alberta ULC of the redemption call right, the holders will be obligated to transfer their 2007 Exchangeable Shares to US Gold or Alberta ULC, as applicable.

        If US Gold or Alberta ULC exercises one or more of its call rights, shares of US Gold common stock will be directly issued to holders of the 2007 Exchangeable Shares and US Gold or Alberta ULC, as applicable, will become the holder of the 2007 Exchangeable Shares. US Gold and Alberta ULC will not be entitled to exercise any voting rights attached to the 2007 Exchangeable Shares that are acquired from the holders.

Voting Rights

        Under the voting and exchange trust agreement US Gold has entered into with 2007 Acquisition Co. and Computershare Trust Company of Canada, holders of the 2007 Exchangeable Shares will be entitled to receive notice of and attend any meeting of US Gold shareholders and to vote at any such meetings.

Dividends

        Holders of the 2007 Exchangeable Shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by US Gold on shares of its common stock. The declaration date, record date and payment date for dividends on the 2007 Exchangeable Shares will be the same as that for any corresponding dividends on shares of US Gold common stock.

Amendment and Approval

        Any approval required to be given by the holders of the 2007 Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the 2007 Exchangeable Shares or any other matter requiring the approval or consent of the holders of the 2007 Exchangeable Shares in accordance with applicable law will be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than "66 2/3%" of the votes cast on such resolution at a meeting of holders of the 2007 Exchangeable Shares duly called and held, excluding the 2007 Exchangeable Shares beneficially owned by US Gold or its subsidiaries.

Series B Special Voting Preferred Stock

        The Series B Preferred Share was created by us and issued in connection with the Arrangement to facilitate the issuance of the exchangeable shares of Canadian Exchange Co. The Series B Preferred Share is held by a trustee under the Voting and Exchange Trust Agreement and will be outstanding so long as any of the exchangeable shares are outstanding, excluding any shares owned by US Gold or its subsidiaries.

        The Series B Preferred Share entitles the holder thereof to an aggregate number of votes equal to the number of the exchangeable shares issued and outstanding from time to time and which are not owned by US Gold or its subsidiaries. As of the date on which the exchangeable shares are issued in the Arrangement, the Series B Preferred Share will be entitled to 127,331,484 votes, based upon 127,331,484 exchangeable shares outstanding on such date, which are not owned by US Gold or its subsidiaries. Except as otherwise provided herein or by law, the holder of the Series B Preferred Share, the holder of the Series A Preferred Share and the holders of our common stock vote together as one class on all matters submitted to a vote of our shareholders. The holder of the Series B Preferred Share have no special voting rights, and its consent is not required, except to the extent it is entitled to vote with the holders of shares of our common stock, for taking any corporate action.

        At such time as (a) the Series B Preferred Share entitles its holder to a number of votes equal to zero because there are no exchangeable shares issued and outstanding that are not owned by US Gold and its subsidiaries, and (b) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian Exchange Co. which could by its terms require Canadian Exchange Co. to issue any exchangeable shares to any person other than us, then the Series B Preferred Share will thereupon be retired and cancelled promptly thereafter. Such Series B Preferred Share will upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance under applicable law or set forth in the US Gold Articles of Incorporation or US Gold's Bylaws.

        If the Series B Preferred Share should be purchased or otherwise acquired by us in any manner whatsoever, then such Series B Preferred Share will be retired and cancelled promptly after the acquisition thereof. Such share will upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance under applicable law or set forth in the US Gold Articles of Incorporation or US Gold's Bylaws.

        The holder of the Series B Preferred Share is not entitled to receive any portion of any dividend or distribution at any time. The Series B Preferred Share is not redeemable.

        Upon any liquidation, dissolution or winding up of US Gold, the holder of the Series B Preferred Share will not be entitled to any portion of any related distribution.

Exchangeable Shares

        The exchangeable shares were issued by our subsidiary, Canadian Exchange Co., in connection with the Arrangement. As of the date on which the exchangeable shares are issued in the Arrangement, there will be approximately 127,331,484 exchangeable shares outstanding that were not held by US Gold or its subsidiaries. The exchangeable shares are exchangeable on a one-for-one basis at any time at the option of the holder of the exchangeable shares into shares of US Gold common stock. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the exchangeable shares.

Retraction of Exchangeable Shares by Holders

        Subject to applicable law and the due exercise by either us or Callco of our or its retraction call right, holders of the exchangeable shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all exchangeable shares held by them and to receive in exchange for each exchangeable share, one share of common stock of US Gold, plus the dividend amount, which is equal to any cash dividends declared and payable but not yet paid on the exchangeable shares, any dividends declared and payable or paid on shares of our common stock that have not yet been declared or paid on the exchangeable shares and an amount representing the value of any non-cash dividends declared and payable but not yet paid on the exchangeable shares. Holders of exchangeable shares may effect a retraction by presenting to Canadian Exchange Co. or its transfer agent the certificate(s) representing the exchangeable shares the holder desires to be redeemed by Canadian Exchange Co. or the equivalent thereof, if any, together with such other documents and instruments as may be required under the ABCA, the Articles of Incorporation of Canadian Exchange Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by Canadian Exchange Co. A holder of retracted shares may withdraw its retraction request, by written notice to Canadian Exchange Co., before the close of business on the business day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer constituted by the retraction request will be deemed to have been revoked.

        Upon receipt by Canadian Exchange Co. or its transfer agent of a retraction request and certificate(s) representing the exchangeable shares to be redeemed or the equivalent thereof, if any, Canadian Exchange Co. will immediately provide notice of such request to us and Callco. Instead of Canadian Exchange Co. redeeming the retracted shares, and provided that the retraction request is not revoked by the holder of exchangeable shares, we will have the right to purchase, and to the extent the right is not exercised by us, Callco will have the right to purchase, all but not less than all of the shares covered by the retraction request, which we refer to as our retraction call right. See the section entitled "—Retraction Call Right" below.

        If, as a result of solvency requirement provisions or other provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all exchangeable shares tendered by a retracting holder and neither we nor Callco has exercised its retraction call right, Canadian Exchange Co. will redeem up to the maximum permissible number of exchangeable shares tendered by the holder. We or Callco will be required to purchase any exchangeable shares not redeemed by Canadian Exchange Co. in exchange for shares of our common stock on the retraction date under the optional exchange right described below.

Distribution on Liquidation of Canadian Exchange Co.

        Subject to applicable law and the exercise by either us or Callco of our or its liquidation call right, in the event of the liquidation, dissolution or winding up of Canadian Exchange Co. or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of exchangeable shares shall be entitled to receive from the assets of Canadian Exchange Co. a liquidation payment that will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any, for each outstanding exchangeable share. This liquidation amount will be paid to the holders of exchangeable shares before any distribution of assets of Canadian Exchange Co. is made to the holders of the common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares and is subject to the exercise by us or Callco of our or its liquidation call right described in the section entitled "—Liquidation Call Right" below.

Automatic Exchange Upon Liquidation of US Gold

        Under the Voting and Exchange Trust Agreement, in the event of our liquidation, all of the then outstanding exchangeable shares will be automatically exchanged for shares of our common stock. To effect an automatic exchange, we will purchase all of the exchangeable shares from the holders on the last business day prior to the effective date of a liquidation. The purchase price payable for each exchangeable share purchased in a liquidation of US Gold will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any.

Redemption of Exchangeable Shares by Canadian Exchange Co.

        Subject to applicable law and the due exercise by either us or Callco of our or its redemption call right, Canadian Exchange Co. will, on the redemption date, redeem all of the then outstanding exchangeable shares for a purchase price equal to one share of our common stock for each outstanding exchangeable share plus the dividend amount, if any. The redemption date for the exchangeable shares will be the date, if any, established by the board of directors of Canadian Exchange Co. for the redemption by Canadian Exchange Co. of all but not less than all of the outstanding exchangeable shares, which date will be no earlier than the tenth anniversary of the effectiveness of the Arrangement, unless one of the conditions described in the paragraphs below is met.

        Subject to applicable law, and provided that neither we nor Callco have exercised the redemption call right, Canadian Exchange Co. will redeem all of the outstanding exchangeable shares upon at least 30 days prior notice to the holders of the exchangeable shares.

        The board of directors of Canadian Exchange Co. may accelerate the redemption date in the event that:

  •
  fewer than 5% of the total number of exchangeable shares issued in connection with the Arrangement (other than exchangeable shares held by us or our subsidiaries and subject to necessary adjustments to the number of shares to reflect permitted changes to exchangeable shares) are outstanding;

  •
  (i) any person, firm or corporation acquires directly or indirectly any voting security of US Gold and immediately after such acquisition, the acquirer has voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of US Gold on a fully-diluted basis; (ii) the shareholders of US Gold approve a merger, consolidation, recapitalization or reorganization of US Gold, other than any such transaction which would result in the holders of outstanding voting securities of US Gold immediately prior to such transaction having more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction; (iii) the shareholders of US Gold approve a liquidation of US Gold; or (iv) US Gold sells or disposes of all or substantially all of its assets, and, in each case, the board of directors of Canadian Exchange Co. determines that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such transaction;

  •
  the holders of exchangeable shares are entitled to vote as shareholders of Canadian Exchange Co. on a certain matter, except with respect to the right to vote on general business matters presented at any annual meeting of Canadian Exchange Co. (including the election of one of the directors of Canadian Exchange Co.) and except with respect to the right to vote on any change to the rights of the holders of exchangeable shares where the approval of such change would be required to maintain the equivalence of the exchangeable shares with the shares of US Gold common stock, and to the extent that the board of directors of Canadian

    Exchange Co. has determined that it is not reasonably practicable to accomplish the business purpose intended by the matter on which the shareholders are entitled to vote, which business purpose must be bona fide and not for the primary purpose of causing the redemption date acceleration, in a commercially reasonable manner that does not result in such a vote; or

  •
  the holders of exchangeable shares are entitled to vote as shareholders of Canadian Exchange Co. on a proposed change to the rights of the holders of exchangeable shares where the approval of such change would be required to maintain the equivalence of the exchangeable shares with the shares of US Gold common stock and the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of the holders of exchangeable shares, to approve or disapprove, as applicable, the matter.

Purchase for Cancellation

        Subject to applicable law and the Articles of Incorporation of Canadian Exchange Co., Canadian Exchange Co. may at any time purchase for cancellation all or any part of the outstanding exchangeable shares by private agreement with any holder of such exchangeable shares or by tender to all holders of record of the exchangeable shares or through the facilities of any stock exchange on which the exchangeable shares are listed or quoted at any price per share together with the dividend amount for which the record date has occurred prior to the date of purchase.

Call Rights

        As further described below, we and Callco will have certain overriding rights to acquire exchangeable shares from the holders. In each case, we have the initial call right and to the extent we do not exercise our right, Callco may exercise its right. A holder of exchangeable shares will be subject to different Canadian federal income tax consequences depending upon whether the call rights are exercised and by which entity and whether the relevant exchangeable shares are redeemed by Canadian Exchange Co. if the call rights are not exercised.

Change of Law Call Right

        Each of we and Callco have an overriding change of law call right to purchase (or to cause Callco to purchase) from all but not less than all of the holders of exchangeable shares (other than US Gold and its subsidiaries) all but not less than all of the exchangeable shares held by each such holder in the event of any amendment to the Income Tax Act (Canada) and other applicable provincial income tax laws that permits holders of exchangeable shares who (a) are resident in Canada; (b) hold their exchangeable shares as capital property; and (c) deal at arm's length with us or Canadian Exchange Co., to exchange their exchangeable shares without requiring such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Income Tax Act (Canada) or applicable provincial income tax laws. The purchase price under the change of law call right is satisfied by delivering to the holder of exchangeable shares one share of our common stock for each exchangeable share purchased plus the dividend amount, if any. In the event of the exercise of the change of law call right by us or Callco, as the case may be, each holder of exchangeable shares shall be obligated to sell all the exchangeable shares held by such holder to us or Callco, as the case may be, on the change of law call date upon payment by us to such holder of the purchase price for each such exchangeable share. To exercise the change of law call right, we or Callco must notify the transfer agent of our or its intention to exercise such right at least 45 days before the date on which we or Callco intend to acquire the exchangeable shares. The transfer agent will notify the holders of exchangeable shares as to whether we or Callco have exercised the change of law call right forthwith after receiving notice from us or Callco.

        Notwithstanding the foregoing, neither we nor Callco shall be entitled to exercise the change of law call right if more than 5% of the exchangeable shares are held by US residents.

Retraction Call Right

        Under the share provisions, each of we and Callco have an overriding retraction call right to acquire all but not less than all of the exchangeable shares that a holder of exchangeable shares requests Canadian Exchange Co. to redeem on the retraction date. Callco is only entitled to exercise its retraction call right with respect to those holders of exchangeable shares, if any, for which we have not exercised our retraction call right. The purchase price under the retraction call right is satisfied by delivering to the holder of exchangeable shares one share of our common stock for each exchangeable share purchased plus the dividend amount, if any.

        At the time of a retraction request by a holder of exchangeable shares, Canadian Exchange Co. will immediately notify us and Callco and either we or Callco must then advise Canadian Exchange Co. within five business days if we choose to exercise the retraction call right. If we or Callco do not advise Canadian Exchange Co. within the five-business day period, Canadian Exchange Co. will notify the holder as soon as possible thereafter that neither of us will exercise the retraction call right. Unless the holder revokes his or her retraction request, on the retraction date the exchangeable shares that the holder has requested Canadian Exchange Co. to redeem will be acquired by us or Callco (assuming either we or Callco exercise the retraction call right) or redeemed by Canadian Exchange Co., as the case may be, in each case for the retraction call purchase price as described in the preceding paragraph.

Liquidation Call Right

        Under the share provisions, each of we and Callco have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of Canadian Exchange Co., to acquire all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by us or our subsidiaries). Callco is only entitled to exercise its liquidation call right with respect to those holders of exchangeable shares, if any, for which we have not exercised our liquidation call right. The purchase price under the liquidation call right is satisfied by delivering to the holder of exchangeable shares one share of our common stock for each exchangeable share purchased plus the dividend amount, if any. Upon the exercise by us or Callco of the liquidation call right, the holders will be obligated to transfer their exchangeable shares to us or Callco, as the case may be, for the purchase price described above. The acquisition by us or Callco of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of Canadian Exchange Co.

        To exercise the liquidation call right, we or Callco must notify Canadian Exchange Co.'s transfer agent in writing, as agent for the holders of the exchangeable shares, the trustee and Canadian Exchange Co. of our or Callco's intention to exercise this right at least 30 days before the liquidation date in the case of a voluntary liquidation, dissolution or winding up of Canadian Exchange Co. and at least five business days before the liquidation date in the case of an involuntary liquidation, dissolution or winding up of Canadian Exchange Co. The transfer agent will notify the holders of exchangeable shares as to whether or not we or Callco have exercised the liquidation call right after the earlier of (a) the date notice of exercise has been provided to the transfer agent and (b) the expiry of the date by which the same may be exercised by us or Callco. If we or Callco exercise the liquidation call right on the liquidation date, we or Callco will purchase and the holders will sell all of the exchangeable shares for an amount equal to the liquidation call exercise price as described in the preceding paragraph.

Redemption Call Right

        Under the share provisions, we and Callco have an overriding redemption call right, notwithstanding any proposed redemption of the exchangeable shares by Canadian Exchange Co., to acquire all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by us or our subsidiaries). Callco is only entitled to exercise its redemption call right with respect to those holders of exchangeable shares, if any, for which we have not exercised our redemption call right. The purchase price under the redemption call right will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. In the event of the exercise of the redemption call right by us or Callco, as the case may be, each holder of exchangeable shares will be obligated to sell all their exchangeable shares to us or Callco, as the case may be, on the redemption date upon payment by us or Callco, as the case may be, to such holder of the purchase price for such exchangeable shares.

        To exercise the redemption call right, we or Callco must notify Canadian Exchange Co.'s transfer agent in writing, as agent for the holders of the exchangeable shares, and Canadian Exchange Co. of our or Callco's intention to exercise this right at least 30 days before the redemption date (other than in the case of an accelerated redemption date described above, in which case we or Callco, as the case may be, must notify the transfer agent and Canadian Exchange Co. on or before the redemption date). The transfer agent will notify the holders of exchangeable shares as to whether or not we or Callco exercised the redemption call right after the earlier of (a) the date notice of exercise has been provided to the transfer agent and (b) the expiry of the date by which the same may be exercised by us or Callco. If we or Callco exercise the redemption call right on the redemption date, we or Callco will purchase and the holders will sell all of the exchangeable shares for an amount equal to the redemption call purchase price as described in the preceding paragraph.

Effect of Call Rights Exercise

        If US Gold or Callco exercise one or more of its call rights, shares of our common stock will be directly issued to holders of exchangeable shares and we or Callco, as the case may be, will become the holder of the exchangeable shares. We or Callco will not be entitled to exercise any voting rights attached to the exchangeable shares that are acquired from the holders. If we or Callco decline to exercise the call rights when applicable, we will be required, under the Support Agreement, to issue shares of our common stock to the holders of exchangeable shares.

Voting Rights

        The number of directors of Canadian Exchange Co. will be fixed at three and the rights attaching to the exchangeable shares will entitle holders of exchangeable shares a limited right to vote on the election or appointment of one director but such holders will have no right to vote on the election of the remaining two directors. In addition, the holders of the exchangeable shares are entitled to receive notice of any meeting of the shareholders of Canadian Exchange Co. and to attend and vote thereat, except those meetings where only holders of a specified class or particular series of shares are entitled to vote, and each holder of exchangeable shares is entitled to one vote per exchangeable share in person or by proxy.

Ranking

        Holders of exchangeable shares will be entitled to a preference over holders of any common shares of Canadian Exchange Co. and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs.

Dividends

        Holders of exchangeable shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for any corresponding dividends on shares of our common stock.

Certain Restrictions

        Except with the approval of the holders of the exchangeable shares, Canadian Exchange Co. will not be permitted to:

  •
  pay any dividends on common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares, other than stock dividends payable in common shares or in any such other shares of Canadian Exchange Co. ranking junior to the exchangeable shares, as the case may be;

  •
  redeem or purchase or make any capital distribution in respect of common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares with respect to the payment of dividends or the distribution of the assets in the event of a liquidation, dissolution or winding-up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs;

  •
  redeem or purchase or make any capital distribution in respect of any other shares of Canadian Exchange Co. ranking equally with the exchangeable shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding up of Canadian Exchange Co., whether voluntary or involuntary, or any other distribution of the assets of Canadian Exchange Co. among its shareholders for the purpose of winding up its affairs; or

  •
  issue any shares of stock other than exchangeable shares, common shares and any other shares not ranking junior to the exchangeable shares, other than by way of stock dividends to holder of exchangeable shares, unless, in the case of the first three bullet points above, all dividends and distributions on the outstanding exchangeable shares corresponding to dividends and distributions declared and paid to date on the shares of our common stock have been declared and paid in full on the exchangeable shares.

Amendment and Approval

        The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders of the exchangeable shares. Any approval required to be given by the holders of the exchangeable shares to add to, change or remove any right, privilege, restriction or condition attaching to the exchangeable shares or any other matter requiring the approval or consent of the holders of the exchangeable shares as a separate class (other than the election of a single director) shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on such resolution, excluding exchangeable shares beneficially owned by us or any of our subsidiaries, at a meeting of holders of exchangeable shares duly called and held at which the holders of at least 10% of the outstanding exchangeable shares at that time are present or represented by proxy.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

Beneficial Ownership of and Trading in Exchangeable Shares

        Mr. McEwen, our Chairman, Chief Executive Officer and largest shareholder, beneficially owns 38,725,714 exchangeable shares of Canadian Exchange Co., which means that Mr. McEwen beneficially owns approximately 30% of the issued and outstanding exchangeable shares. Like the other holders of exchangeable shares, Mr. McEwen is entitled at any time at his option to exchange his exchangeable shares into shares of US Gold common stock on a one-for-one basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF US GOLD

        As of January 19, 2012 and not giving effect to the Arrangement, there were a total of 136,673,219 shares of our common stock and one share of our Series A Preferred Share issued and outstanding. Computershare Trust Company of Canada is the holder of the one share of Series A Preferred Share as trustee for and on behalf of the registered holders of the 2007 Exchangeable Shares. The 2007 Exchangeable Shares were issued in connection with the acquisition of the Acquired Companies in 2007. As of January 19, 2012, there were a total of 3,079,500 2007 Exchangeable Shares issued and outstanding (exclusive of shares owned by US Gold and its subsidiaries).

        Computershare Trust Company of Canada is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Series A Preferred Share on all matters that may properly come before our shareholders at a meeting of shareholders. The share of Series A Preferred Share is entitled to that number of votes, which may be cast by the Computershare Trust Company of Canada at any meeting at which our shareholders are entitled to vote, equal to the number of issued and outstanding 2007 Exchangeable Shares (other than shares held by US Gold or its subsidiaries). The holders of our common stock and the holders of the 2007 Exchangeable Shares vote together as a single class. The 2007 Exchangeable Shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

        The following table describes the beneficial ownership of our voting securities as of January 19, 2012 by: (i) each of our directors and "named executive officers" (as defined below); (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the 2007 Exchangeable Shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 139,752,719 (which assumes that the 3,079,500 2007 Exchangeable Shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options except as set forth in the table). In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. As of January 19, 2012, there were outstanding options to acquire 4,264,260 shares of our common stock, some of which are not exercisable within 60 days of the date of this prospectus. Unless otherwise stated, all ownership is direct and the address of each individual is the address of our executive office, 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3.

	Shares Beneficially Owned
Name and Address of Beneficial Owners	Number		Percentage
2190303 Ontario Inc.(1)	28,477,527		20.4%
Robert R. McEwen(2)	29,477,527	(3)(4)	21.1%
Peter Bojtos(2) 2582 Taft Court Lakewood, CO 80215	278,333	(5)	*
Declan J. Costelloe(2) 2994 Routt Circle Lakewood, CO 80215	168,333	(5)	*
Michele L. Ashby(2) 300 S. Jackson St., Suite 220 Denver, CO 80209	158,333	(6)	*
Leanne M. Baker(2) 600 Grandview Road Sebastopol, CA 95472	181,333	(7)	*
Perry Y. Ing(2)	216,833	(8)	*
Ian Ball(2)	377,333	(9)	*
Stefan Spears(2)	282,000	(10)	*
Nils Engelstad(2)	36,667	(11)	*
All officers and directors as a group (nine individuals)	31,176,692	(3)(4)(5)(6)(7)(8)(9)(10)(11)	21.9%

*
Less than 1%

(1)
Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc.

(2)
Officer or Director

(3)
Includes 1,000,000 shares underlying options which are exercisable within 60 days of the date of this prospectus.

(4)
Includes 28,477,527 shares of common stock held by 2190303 Ontario Inc.

(5)
Includes 163,333 shares underlying stock options which are exercisable within 60 days of the date of this prospectus.

(6)
Includes 133,333 shares underlying stock options which are exercisable within 60 days of the date of this prospectus.

(7)
Includes 151,333 shares underlying stock options which are exercisable within 60 days of the date of this prospectus.

(8)
Includes 200,000 shares underlying stock options which are exercisable within 60 days of the date of this prospectus.

(9)
Includes 362,333 shares underlying stock options which are exercisable within 60 days of the date of this prospectus.

(10)
Includes 240,000 shares underlying stock options which are exercisable within 60 of the date of this prospectus.

(11)
Includes 36,667 shares underlying stock options which are exercisable within 60 of the date of this prospectus.

Changes in Control

        We estimate that we will complete the Arrangement and acquire Minera Andes on or about January 24, 2012. We will acquire Minera Andes in exchange for exchangeable shares of Canadian Exchange Co. which are exchangeable for shares of our common stock. In connection with the consummation of the Arrangement, we will issue 127,331,484 exchangeable shares of Canadian Exchange Co., which are exchangeable for 127,331,484 shares of our common stock. An additional 1,735,650 shares of US Gold common stock will be reserved for issuance upon exercise of Minera Andes options, which, together with the shares of US Gold issuable upon exchange of exchangeable shares of Canadian Exchange Co., represents approximately 47% of the voting power of US Gold on a fully diluted basis.

        We know of no other arrangement or events, the happening of which may result in a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
CANADIAN EXCHANGE CO.

        Upon completion of the Arrangement, there will be a total of 150,001,000 shares of common stock of Canadian Exchange Co. and 127,331,484 exchangeable shares of Canadian Exchange Co. (exclusive of shares owned by US Gold and its subsidiaries) issued and outstanding. Callco is the sole owner of the issued and outstanding common stock of Canadian Exchange Co. The exchangeable shares will be issued in connection with the Arrangement.

        The number of directors of Canadian Exchange Co. is fixed at three. The holder of the common stock is entitled to annually elect two directors and the holders of the exchangeable shares are entitled to annually elect one director. In all other matters, the holder of the common stock and the holders of the exchangeable shares vote together, except for those matters where only holders of a specified class or particular series of shares are entitled to vote. The holder of the common stock is entitled to one vote per share of common stock of Canadian Exchange Co. and each holder of exchangeable shares is entitled to one vote per exchangeable share.

        In addition, holders of exchangeable shares, through the Series B Preferred Share, are entitled to vote together with the holders of our common stock and the holder of the Series A Preferred Share as a single class on all matters submitted to the shareholders of US Gold. The exchangeable shares are exchangeable for shares of US Gold common stock at any time on a one-for-one basis. All rights of a holder of exchangeable shares to exercise votes with the shareholders of US Gold or the shareholders of Canadian Exchange Co. will cease upon the exchange of that holder's exchangeable shares for shares of US Gold common stock.

        The following table describes the beneficial ownership of Canadian Exchange Co.'s voting securities immediately after completion of the Arrangement by: (i) each of its officers and directors; (ii) all of its officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of Canadian Exchange Co.'s voting stock. There are no outstanding options to acquire shares of Canadian Exchange Co.'s common stock or exchangeable shares. Unless otherwise stated, all ownership is direct and the address of each individual is the address of US Gold's, 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario Canada M5J 2T3.

		Shares Beneficially Owned
Title of Class	Name and Address of Beneficial Owners	Number	Percentage of Class
Common Stock	McEwen Mining (Alberta) ULC	150,001,000	100%
Exchangeable Shares	Robert R. McEwen	38,725,714	30.4%
Exchangeable Shares	Perry Ing	13,500	*
Exchangeable Shares	Ian Ball	1,845	*
Exchangeable Shares	All officers and directors as a group (three individuals)	38,741,059	30.4%

*
Less than one percent

Changes in Control

        We estimate that we will complete the Arrangement and acquire Minera Andes on or about January 24, 2012. In connection with the consummation of the Arrangement, Canadian Exchange Co. will issue 127,331,484 exchangeable shares which represents 45.9% of the capital stock with certain voting rights of Canadian Exchange Co.

        We know of no other arrangement or events, the happening of which may result in a change in control.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Hogan Lovells US LLP, special counsel to US Gold, the following are, as of the date of this Prospectus, the material United States federal income tax considerations applicable, respectively, to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, "Holders") with respect to the redemption, retraction or exchange of exchangeable shares for US Gold common stock. The following discussion does not address the United States federal income tax consequences or other tax consequences of the receipt of exchangeable shares by shareholders of Minera Andes in exchange for their shares of Minera Andes stock.

        This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the related Treasury Regulations, judicial decisions, and administrative determinations as of the date of this document. Those authorities may be changed, perhaps retroactively, so that the United States federal income tax consequences may be different from those discussed below. This discussion is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential U.S. tax consequences that may be relevant to a Holder. Further, this summary does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties that may be relevant to a Holder in light of its particular circumstances. It is not intended to be, nor should it be construed as being, legal or tax advice. The discussion herein is not binding on the Internal Revenue Service or the courts, and no assurance can be given that the discussion of tax consequences set forth herein will be sustained if challenged by the Internal Revenue Service.

        Except where noted, this discussion deals only with Holders who hold their exchangeable shares and US Gold common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including, for example, if you are:

  •
  a broker or dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding exchangeable shares, or shares of US Gold common stock, as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who acquired exchangeable shares, or shares of US Gold common stock, in exchange for Minera Andes stock that was acquired in a compensatory transaction;

  •
  a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

  •
  a person who is an investor in a pass-through entity;

  •
  a person who owns (or is deemed to own) 10% or more of the voting stock of Canadian Exchange Co.;

  •
  a U.S. Holder whose "functional currency" is not the U.S. dollar;

  •
  a "controlled foreign corporation;"

  •
  a "passive foreign investment company;"

  •
  a U.S. expatriate or former long-term resident of the U.S.;

  •
  a Non-U.S. Holder owning more than 5% of the US Gold common stock; or

  •
  an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity.

        If a partnership holds exchangeable shares that are exchanged for shares of US Gold common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for shares of US Gold common stock, you are urged to consult your tax advisor.

        As discussed below, there are substantial uncertainties regarding the United States federal income tax treatment of exchangeable shares and of the exchange of exchangeable shares for shares of US Gold common stock. You are strongly urged to consult your own tax advisor regarding the United States federal tax consequences applicable to the redemption, retraction or exchange of exchangeable shares and your ownership and disposition of US Gold common stock in light of your particular circumstances. In addition, you should also consult your tax advisor regarding any foreign, state, local, provincial, or other taxes or tax treaties that may be applicable to you.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of exchangeable shares that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        For purposes of this disclosure, you are a "Non-U.S. Holder" if you are not a U.S. Holder.

Consequences of a Redemption, Retraction or Exchange of Exchangeable Shares

        The United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares depend, in part, on whether the exchangeable shares are treated for United States federal income tax purposes as shares of Canadian Exchange Co. or as shares of US Gold common stock. There is, however, no direct authority under current United States federal income tax law concerning whether the exchangeable shares should be treated as shares of US Gold common stock or shares of Canadian Exchange Co., and the classification for tax purposes of such exchangeable shares as shares of US Gold common stock or shares of Canadian Exchange Co. is therefore uncertain. Accordingly, the following discussion addresses the United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares under each of two alternative characterizations of the exchangeable shares: (1) based on the treatment of the exchangeable shares as shares of US Gold common stock, and (2) based on the treatment of the exchangeable shares as shares of Canadian Exchange Co. The discussion does not address the United States federal income tax consequences of any payments for accrued and unpaid dividends on the exchangeable shares.

        The following discussion is not binding on the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will not assert and prevail with respect to a position that is adverse or contrary to a position taken by a U.S. Holder on such U.S. Holder's tax returns. Accordingly, it may be prudent for a U.S. Holder to assume the least favorable United States federal income consequences. Moreover, neither US Gold, Minera Andes, nor Canadian Exchange Co. has requested or intends to request a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the exchangeable shares should be treated as shares of US Gold common stock or shares of Canadian Exchange Co. In addition, no ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of a retraction, redemption, or exchange of exchangeable shares for shares of US Gold common stock.

Consequences if the Exchangeable Shares are Treated as Shares of US Gold Common Stock

U.S. Holders and Non-U.S. Holders

        If the exchangeable shares are treated as shares of US Gold common stock, the redemption, retraction or exchange of exchangeable shares for shares of US Gold common stock should not be a taxable event to a U.S. Holder or a Non-U.S. Holder. In that case, a Holder's holding period for the US Gold common stock received should include such Holder's holding period for the exchangeable shares that were exchanged for such shares of US Gold common stock, and the Holder's tax basis for such US Gold common stock should equal the Holder's tax basis for the exchangeable shares that were exchanged for such stock.

Consequences if the Exchangeable Shares are not Treated as Shares of US Gold Common Stock

U.S. Holders

        Subject to the discussion below entitled "—Passive Foreign Investment Companies," if the exchangeable shares are not treated as shares of US Gold for United States federal income tax purposes, the redemption, retraction or exchange of exchangeable shares for shares of US Gold common stock should be treated as a fully taxable exchange for United States federal income tax purposes. Consequently, upon the exchange of a U.S. Holder's exchangeable shares, a U.S. Holder should recognize gain or loss, if any, equal to the difference between (i) the sum of the fair market value, as of the exchange date, of the shares of US Gold common stock received in the exchange and (ii) the U.S. Holder's tax basis in the exchangeable shares surrendered. Any such gain or loss on the exchange will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of capital losses is subject to limitations. A U.S. Holder's tax basis in shares of US Gold common stock received in the exchange will equal the fair market value of those shares as of the exchange date. A U.S. Holder's holding period for the US Gold common stock received will begin on the day after the exchange.

        In determining whether the exchangeable shares are shares of Canadian Exchange Co. or shares of US Gold common stock, U.S. Holders of exchangeable shares should consider that the Internal Revenue Service may assert and prevail with respect to a position that is adverse to the position taken by a U.S. Holder. It may be prudent for a U.S. Holder with gain inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be a taxable event. Conversely, it may be prudent for a U.S. Holder with loss inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be treated as a non-taxable event so that no loss will be recognized. In either event, such a U.S. Holder should consult its own tax advisor regarding the filing of a refund claim.

Non-U.S. Holders

        If the exchangeable shares are not treated as shares of US Gold for U.S. federal income tax purposes, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of US Gold common stock unless:

            (i)  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

           (ii)  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise.

        If a Non-U.S. Holder is described in clause (i) above, the Non-U.S. Holder generally will be subject to the rules discussed above under the heading "—Consequences if the Exchangeable Shares are not Treated as Shares of US Gold Common Stock—U.S. Holders." In addition, if a corporate Non-U.S. Holder is described under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate). If an individual Non-U.S. Holder is described in clause (ii) above, the individual generally will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from a sale or exchange, which may be offset by certain United States capital losses.

Passive Foreign Investment Companies

        In general, if exchangeable shares held by a U.S. Holder are treated as shares of Canadian Exchange Co. and Canadian Exchange Co. is treated for United States federal income tax purposes as a "passive foreign investment company" ("PFIC"), gain recognized on the retraction, redemption or exchange of exchangeable shares will be taxed under the passive foreign investment company "excess distribution regime," unless the U.S. Holder has made a timely "qualified electing fund" election or "mark-to-market" election. The passive foreign investment company rules are extremely complex and could, if they apply to exchangeable shares owned by a U.S. Holder, have a significant adverse effect on the taxation of gain recognized by a U.S. Holder. However, we do not expect that the exchangeable shares would be treated as PFIC shares with respect to a U.S. Holder if none of the Minera Andes shares that such U.S. Holder exchanged for such exchangeable shares were treated as PFIC shares in the hands of such U.S. Holder. We understand from the management of Minera Andes that Minera Andes was a PFIC prior to January 1, 2007 but that it has not been a PFIC since that date. We have not independently verified this information. Based on such information received from Minera Andes, exchangeable shares may be treated as shares of a PFIC with respect to any U.S. Holder who held stock of Minera Andes prior to January 1, 2007, and such U.S. Holders are therefore urged to consult their own tax advisors to determine the potential applicability of the PFIC rules to their particular circumstance and any available elections.

Consequences of Ownership and Disposition of Shares of US Gold Common Stock

Receipt of Distributions on US Gold Common Stock

U.S. Holders

        Distributions, if any, received with respect to shares of US Gold common stock out of US Gold's current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as dividend income to U.S. Holders. In the case of non-corporate U.S. Holders, dividend income is currently (through December 31, 2012) subject to tax at the same preferential rates as net capital gains if certain requirements are satisfied; after December 31, 2012, such dividends will be taxable at the rates generally applicable to ordinary income. To the extent that the amount of any distribution exceeds US Gold's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis, and any excess will be treated as gain from the disposition of the common stock (discussed below under the heading "—Gain or Loss on Disposition of US Gold Common Stock—U.S. Holders").

Non-U.S. Holders

        Distributions, if any, received with respect to shares of US Gold common stock out of US Gold's current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be subject to a withholding tax as discussed below. Any portion of a distribution that exceeds US Gold's current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder's basis in the common stock, and, to the extent such portion exceeds the Non-U.S. Holder's basis, the excess will be treated as gain from the disposition of the common stock, the treatment of which is discussed below under "—Gain or Loss on Disposition of US Gold Common Stock—Non-U.S. Holders." In addition, if US Gold is a United States real property holding corporation or "USRPHC," as discussed below, and if any distribution exceeds its current and accumulated earnings and profits, US Gold will need to choose to satisfy its withholding tax requirement either by treating the entire distribution as a dividend, subject to the withholding tax under the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from an USRPHC), or by treating only the amount of the distribution equal to its reasonable estimate of its current and accumulated earnings and profits as a dividend, subject to the withholding tax rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under the heading "—Gain or Loss on Disposition of US Gold Common Stock—Non-U.S. Holders") with a credit generally allowed against the Non-U.S. Holder's United States federal income tax liability in an amount equal to the amount withheld from such excess.

        Dividends paid to a Non-U.S. Holder of US Gold common stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. In addition, a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. A Non-U.S. Holder will be required to satisfy certification and disclosure requirements (including completing Internal Revenue Service Form W-8BEN, W-8ECI, or other applicable form) to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

Gain or Loss on Disposition of US Gold Common Stock

U.S. Holders

        A U.S. Holder will generally recognize gain or loss on any sale, exchange or other disposition of US Gold common stock equal to the difference between the U.S. Holder's adjusted tax basis in the US Gold common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will generally be long-term capital gain or loss if the U.S. Holder's holding period is more than one year. In the case of non-corporate U.S. Holders, any long-term capital gain will generally be taxed at preferential United States federal income tax rates, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of losses may be subject to limitations.

Non-U.S. Holders

        Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of US Gold common stock will generally not be subject to United States federal income tax unless:

            (i)  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

           (ii)  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

          (iii)  US Gold is or has been a "United States real property holding corporation," or "USRPHC," as defined for United States federal income tax purposes and, as described below, the Non-U.S. Holder owns or is deemed to own more than 5% of US Gold's outstanding common stock.

        Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), with respect to a Non-U.S. Holder's disposition of US Gold common stock, US Gold will be treated as a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of disposition of shares of US Gold common stock or (y) the period during which a Non-U.S. Holder held shares of US Gold common stock, the fair market value of US Gold's "U.S. real property interests" equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Because US Gold owns substantial interests in real estate in the United States, US Gold believes that it may have been a USRPHC. Notwithstanding the foregoing, so long as the common stock of US Gold is regularly traded on an established securities market, as defined under applicable Treasury Regulations, Non-U.S. Holders who have never beneficially owned (or been deemed to own under certain attribution rules) more than 5% of the common stock of US Gold will generally not be subjected to United States federal income tax on gain realized on the sale, exchange or redemption of common stock solely because US Gold is or has been a USRPHC. US Gold believes that its common stock is currently treated as regularly traded on an established securities market.

        If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder will generally be subject to the rules discussed above in the discussion titled "—Gain or Loss on Disposition of US Gold Common Stock—U.S. Holders", and, in the case of clause (iii) above, will generally be subject to a 10% withholding tax applied to the gross amount realized on the disposition. Any amount so withheld may be applied as a credit against the Non-U.S. Holder's United States federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States capital losses. In addition, if a corporate Non-U.S. Holder falls under clause (i)

above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).

        The foregoing summary of the possible application of the FIRPTA rules to Non-U.S. Holders is only a summary of certain material aspects of these rules. Because the U.S. federal income tax consequences to a Non-U.S. Holder under FIRPTA may be significant and are complex and subject to uncertainty, Non-U.S. Holders are urged to discuss those consequences with their tax advisors.

Information Reporting and Backup Withholding

U.S. Holders

        Information reporting and backup withholding may apply with respect to payments of dividends on US Gold common stock and to certain payments of proceeds on the sale or other disposition of our common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on our common stock and certain payments of proceeds on the sale or other disposition of our common stock unless the beneficial owner of such common stock furnishes US Gold or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

        US Gold must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder, or on the proceeds received by a Non-U.S. Holder from a sale or other disposition of US Gold common stock, as long as such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Owners

        Beginning with payments made after December 31, 2012, recently enacted legislation will impose a 30% withholding tax on dividends on US Gold common stock and the gross proceeds of a disposition of US Gold common stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) a foreign entity that is not a financial institution unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. Holders should consult their own tax advisors regarding the application of this legislation to them.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL ADVICE. EACH SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Fraser Milner Casgrain LLP, Canadian counsel to US Gold, the following is a summary of the material Canadian federal income tax consequences pursuant to the Income Tax Act (Canada) (the "Tax Act") generally applicable to holders of exchangeable shares who (i) have acquired exchangeable shares pursuant to the Arrangement Agreement, (ii) have exchanged their exchangeable shares for shares of US Gold common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by Canadian Exchange Co. to redeem the exchangeable shares) or purchase (including a purchase of the exchangeable shares by Callco or US Gold, or a purchase of exchangeable shares by Canadian Exchange Co for cancellation) pursuant to the terms set forth in the exchangeable share provisions (attached to the Plan of Arrangement, and also included in the Articles of Incorporation of Canadian Exchange Co.), and (iii), at all relevant times for the purposes of the Tax Act (a) are, for the purposes of the Tax Act and any applicable income tax treaty or convention, resident or deemed to be resident in Canada, (b) hold such shares as capital property, and (c) deal at arm's length with, and are not affiliated with, each of Canadian Exchange Co. and US Gold ("Resident Shareholders"). Generally, such shares will constitute capital property to a Resident Shareholder thereof unless such securities are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Resident Shareholders who do not hold their exchangeable shares or US Gold common stock as capital property, as the case may be, should consult their own tax advisors with respect to their particular circumstances.

        This summary is not applicable to a Resident Shareholder (i) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act, (ii) that is a "specified financial institution" as defined in the Tax Act, (iii) an interest in which is a "tax shelter" or a "tax shelter investment" as defined in the Tax Act, (iv) with respect to whom US Gold is a "foreign affiliate", as defined in the Tax Act, (v) who is exempt from paying tax under Part I of the Tax Act, or (vi) who reports their Canadian tax results for purposes of the Tax Act in a currency of a country other than Canada. Any such Resident Shareholders should consult their own tax advisors.

        This summary is based on the facts and assumptions set out in this document, the current provisions of the Tax Act and the regulations thereunder, counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA") publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof ("Proposed Amendments") and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the holding of US Gold Shares or Exchangeable Shares. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA's administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein

        This summary is of a general nature only and is not, is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Resident Shareholder. Resident Shareholders should consult their own tax advisors as to the tax consequences to them from the holding and disposition of exchangeable shares or US Gold common stock.

        This summary does not address any tax consequences to holders that are not resident (or deemed resident) in Canada, such as U.S. residents.

        All holders of exchangeable shares should consult their own tax advisors having regard to their particular circumstances.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of US Gold common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars generally based on the Bank of Canada noon spot exchange rate on the date such amounts arise.

Redemption, Retraction or Purchase of Exchangeable Shares

        On a redemption (including a retraction) or purchase of an exchangeable share by Canadian Exchange Co., a Resident Shareholder will be deemed to have received a dividend equal to the amount, if any, by which the "redemption proceeds" exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable share at the time of redemption. For these purposes, the "redemption proceeds" will be the fair market value at the time of the redemption, retraction or purchase, as the case may be, of the US Gold common stock received upon the redemption, retraction or purchase plus any other amount received by the Canadian Shareholder as part of the consideration other than amounts required to be included in income as a dividend. On the redemption or purchase, the Resident Shareholder will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the "redemption proceeds" less the amount of such deemed dividend. The Resident Shareholder will generally realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder. In the case of a Resident Shareholder that is a corporation, in some circumstances the amount of any deemed dividend arising on the redemption of exchangeable shares may be treated as proceeds of disposition and not as a deemed dividend in accordance with specific rules in the Tax Act. Such Resident Shareholders should consult their own tax advisors concerning this possibility. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Consequences—Taxation of Capital Gains or Capital Losses", below.

Dividends on Exchangeable Shares

        In the case of a Resident Shareholder who is an individual (other than certain trusts), dividends received or deemed to be received on the exchangeable shares will be included in computing a Resident Shareholder's income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by Canadian Exchange Co. at the time the dividend is paid or is deemed to be paid, such dividend will be treated as an "eligible dividend" for the purposes of the Tax Act and a Resident Shareholder who is an individual will be entitled to an enhanced dividend tax credit in respect of such dividend. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

        In the case of a Resident Shareholder that is a corporation, dividends received or deemed to be received on the exchangeable shares will generally be required to be included in computing the corporation's income for the taxation year in which such dividends are received and such dividends will generally be deductible in computing the corporation's taxable income (subject to the discussion above under the heading "Material Canadian Federal Income Tax Consequences—Redemption, Retraction or Purchase of Exchangeable Shares").

        Corporate shareholders should consult their own tax advisors for advice with respect to the potential application of these provisions.

        A Resident Shareholder that is a "private corporation" (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the Resident Shareholder's taxable income. A Resident Shareholder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act), including any dividends that are not deductible in computing taxable income.

Exchange of Exchangeable Shares with US Gold or Callco

        On the exchange of an exchangeable share by the Resident Shareholder with US Gold or Callco for US Gold common stock, a Resident Shareholder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the US Gold common stock received upon exchange plus any other amount received by the Resident Shareholder from US Gold, Callco or any other subsidiary of US Gold as part of the exchange consideration other than amounts required to be included in income as a dividend. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Consequences—Taxation of Capital Gains or Capital Losses" below. The acquisition by US Gold or Callco of an exchangeable share from the Resident Shareholder thereof will not result in a deemed dividend to the Resident Shareholder.

Disposition of Exchangeable Shares other than on Redemption, Retraction or Exchange

        A disposition or deemed disposition of an exchangeable share by a Resident Shareholder, other than on the redemption, retraction or exchange of the shares, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of such exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Consequences—Taxation of Capital Gains or Capital Losses" below.

Dividends on US Gold Common Stock

        Dividends on US Gold common stock will be included in the recipient's income for the purposes of the Tax Act. Such dividends received by a Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Shareholder that is a corporation must include such dividends in computing its income and will not be entitled to deduct the amount of the dividends in computing its taxable income.

        A Resident Shareholder of US Gold common stock that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act), including dividends received on US Gold shares that are not deductible in computing taxable income.

        A Resident Shareholder of US Gold common stock may be entitled to a foreign tax credit or deduction for any United States non-resident withholding tax paid on dividends received on US Gold common stock to the extent and under the circumstances provided in the Tax Act.

Acquisition and Disposition of US Gold Common Stock

        The cost of US Gold common stock received on the retraction, redemption or exchange of an exchangeable share will be equal to the fair market value of such US Gold common stock at the time of such event and will generally be averaged with the adjusted cost base of any other US Gold common stock held at that time by the Resident Shareholder as capital property for the purpose of determining the Resident Shareholder's adjusted cost base of such US Gold common stock.

        A disposition or deemed disposition of US Gold common stock by a Resident Shareholder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the US Gold common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Consequences—Taxation of Capital Gains or Capital Losses" below.

Taxation of Capital Gains or Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Shareholder in a taxation year must be included in the Resident Shareholder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Resident Shareholder in a taxation year must be deducted from taxable capital gains realized by the Resident Shareholder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

        A Resident Shareholder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act), including any taxable capital gains.

        If the Resident Shareholder is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Shareholder to whom these rules may be relevant should consult their own tax advisors.

Alternative Minimum Tax

        Individuals and certain trusts that receive or are deemed to receive taxable dividends on exchangeable shares or US Gold common stock, or realize a capital gain on the disposition or deemed disposition of exchangeable shares or US Gold common stock, may realize an increase in their liability for alternative minimum tax under the Tax Act.

Foreign Property Information Reporting

        In general, a "specified Canadian entity" for a taxation year or fiscal period whose total cost amount of "specified foreign property" (both as defined in the Tax Act) at any time in the year or fiscal period exceeds C$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year in respect of such property. On March 4, 2010, Proposed

Amendments to expand existing reporting requirements with respect to specified foreign property to require more detailed information were announced. As of the date hereof, no detailed legislative proposals or revised administrative policies with respect to such amended reporting requirements have been made public. Subject to certain exceptions, a Resident Shareholder will be a specified Canadian entity.

        Specified foreign property is defined in the Tax Act to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation. As such, exchangeable shares and US Gold common stock are specified foreign property to a Resident Shareholder. Accordingly, Resident Shareholders of exchangeable shares or US Gold common stock should consult their own tax advisors regarding compliance with these rules.

Offshore Investment Fund Property

        The Tax Act contains rules which, in certain circumstances, may require a Resident Shareholder of US Gold common stock to include in income in each taxation year an amount in respect of the acquisition and holding of interests in "offshore investment fund property". Both of the following conditions must be satisfied in order for these rules to apply in respect of US Gold common stock held by a resident of Canada:

  (a)
  the US Gold common stock may reasonably be considered to derive its value, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, "Investment Assets"); and

  (b)
  it must be reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the Resident Shareholder acquiring, holding or having the US Gold common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by such Resident Shareholder.

        If applicable, these rules would generally require a Resident Shareholder of US Gold common to include in income for each taxation year in which such Resident Shareholder holds the US Gold common stock, the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the Resident Shareholder's "designated cost" (as defined in the Tax Act) of the US Gold common stock at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month; exceeds (ii) the Resident Shareholder's income, including dividends received, from the US Gold common stock for the year (other than capital gains) determined without reference to these rules.

        On August 27, 2010, Proposed Amendments to the rules governing the taxation of investments in "offshore investment fund property", which included a proposed increase in the applicable prescribed rate, were released. Any amount required to be included in computing a shareholder's income in respect of US Gold common stock under these rules would be added to the adjusted cost base to the Resident Shareholder of such share.

        These rules are complex and their application depends, to a large extent, on the reasons for acquiring or holding US Gold common stock. Resident Shareholders are urged to consult their own tax advisors regarding the application and consequences of these rules.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial statements (the "Pro Forma Financial Statements") should be read in conjunction with (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our annual report on Form 10-K for the fiscal year ended December 31, 2010; (ii) our consolidated financial statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2010; (iii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our quarterly report on Form 10-Q for the quarterly period ended September 30, 2011; and (iv) our consolidated financial statements and the notes thereto included in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2011, each of which is incorporated into the prospectus by reference.

        The following Pro Forma Financial Statements are derived from our consolidated financial statements and certain historical financial data in respect of various assets acquired by us. The unaudited pro forma consolidated balance sheet (the "Pro Forma Balance Sheet"), dated as of September 30, 2011, has been prepared assuming the Arrangement and all necessary ancillary transactions and the exchange offer had been consummated on September 30, 2011. The unaudited pro forma consolidated statement of operations and other comprehensive (loss) income (the "Pro Forma Statement of Operations") for the nine months ended September 30, 2011 and the year ended December 31, 2010 have been prepared assuming the Arrangement and all necessary ancillary transactions and the exchange offer had been consummated as of January 1, 2010. The pro forma consolidated financial data set forth on the attached Pro Forma Balance Sheet and Pro Forma Statement of Operations reflect the Arrangement and the issuance of our common stock in exchange for the exchangeable shares upon completion of the exchange offer as if they occurred on the dates hereinabove set forth.

        The historical consolidated financial statements have been adjusted in the Pro Forma Financial Statements to give effect to the pro forma events that are: (1) directly attributable to the Arrangement; (2) factually supportable; (3) utilized reconciliations from Canadian generally accepted accounting principles ("Canadian GAAP") to US GAAP contained in the notes to the Minera Andes audited financial statements for the fiscal year ended December 31, 2010; and (4) reconciliations from International Financial Reporting Standards ("IFRS") to US GAAP, presented in Minera Andes' interim financial statements for the period ended September 30, 2011.

        The Pro Forma Financial Statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or other restructuring that could result from the Arrangement. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the Pro Forma Financial Statements when the Arrangement is completed.

        Transaction costs related to the Arrangement and exchange offer have been and will continue to be recorded as expenses in the periods in which these costs are incurred. The Pro Forma Statement of Operations for the nine months ended September 30, 2011 reflects such expenses incurred through September 30, 2011.

        The acquisition of Minera Andes' common stock by US Gold in the Arrangement will be accounted for in accordance with the acquisition method of accounting and the regulations of the Securities Exchange Commission. The purchase price will be determined on the basis of the fair value on the acquisition date of the shares of US Gold's common stock issued in the Arrangement. The purchase price for the Pro Forma Financial Statements is based on the closing share price of US Gold common stock on the NYSE on December 9, 2011, of $3.69 and the exchange of Minera Andes' outstanding shares of common stock for the right to receive 0.45 of a share of US Gold common stock.

        Assumptions and estimates underlying the Pro Forma Financial Statements are described in the accompanying notes, which should be read in conjunction with the Pro Forma Financial Statements. Since the Pro Forma Financial Statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the Arrangement may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

        The Pro Forma Financial Statement data are not indicative of our financial position or our results of operations which would actually have occurred if the Arrangement and exchange offer had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements.

        The Pro Forma Financial Statement data include financial information received from Minera Andes and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
For the nine month period ended September 30, 2011
(in thousands)

	US Gold US GAAP	Minera Andes IFRS	Adjustments US GAAP	Note	Minera Andes US GAAP	Acquisition Adjustments	Note	Pro forma Consolidated	Pro Forma Adjustment for the Consummation of the Exchange Offer (note 6)	Combined Pro Forma for the Arrangement and the Exchange Offer
	a	b	c		d=b+c	e		f=a+d+e	g	h=f+g
REVENUE
Income on investment in Minera Santa Cruz S.A.	$—	$37,252	$1,871	4(b)	$39,123	$(19,528)	4(o)	$19,595	$—	$19,595
Less amortization of deferred costs	—	(1,226)	—		(1,226)	—		(1,226)	—	(1,226)

	—	36,026	1,871		37,897	(19,528)		18,369	—	18,369

COSTS AND EXPENSES:
General and administrative	5,059	5,076	—		5,076	—		10,135	—	10,135
Property holding costs	3,470	—	88	4(a)	88	—		3,558	—	3,558
Exploration costs	32,650	—	11,341	4(a)	11,341	—		43,991	—	43,991
Transaction costs	2,128	1,739	—		1,739	—	4(e)(n)	3,867	—	3,867
Accretion of asset retirement obligation	400	—	—		—	—		400	—	400
Depreciation	438	24	—		24	—		462	—	462
Gain on sale of assets	(21)	—	—		—	—		(21)	—	(21)

Total costs and expenses	44,124	6,839	11,429		18,268	—		62,392	—	62,392

Operating (loss) income	$(44,124)	$29,187	$(9,558)		$19,629	$(19,528)		$(44,023)	$—	$(44,023)

OTHER INCOME (EXPENSE)
Interest income	50	96	—		96	—		146	—	146
Interest expense	29	—	—		—	—		29	—	29
Gain on sale of gold and silver bullion	1,667	—	—		—	—		1,667	—	1,667
Unrealized loss on silver bullion	(2,139)	—	—		—	—		(2,139)	—	(2,139)
Gain on sale of marketable equity securities	19	—	—		—	—		19	—	19
Project loan interest expense	—	(1,691)	—		(1,691)	—		(1,691)	—	(1,691)
Project loan interest income	—	1,691	—		1,691	—		1,691	—	1,691
Unrealized gain on fair value of derivative liability	—	6,119	—		6,119	—		6,119	—	6,119
Foreign currency loss	(1,070)	(371)	—		(371)	—		(1,441)	—	(1,441)

Total other (expense) income	(1,444)	5,844	—		5,844	—		4,400	—	4,400

(Loss) income before income tax	(45,568)	35,031	(9,558)		25,473	(19,528)		(39,623)	—	(39,623)
Income tax (expense) recovery	—	(523)	523	4(c)	—	6,835	4(o)	6,835	—	6,835

Net (loss) income	(45,568)	34,508	$(9,035)		$25,473	(12,693)		(32,788)	—	(32,788)

COMPREHENSIVE (LOSS) INCOME:
Unrealized loss on available-for-sale securities	(777)	—	—		—	—		(777)	—	(777)

Comprehensive (loss) income	$(46,345)	34,508	$(9,035)		$25,473	$(12,693)		$(33,565)	$—	$(33,565)

Basic and diluted per share data:
Net (loss) income	$(0.33)	$0.12						$(0.12)	$—	$(0.12)

Weighted average common shares outstanding:
—basic (note 5)	136,134	281,167						263,461	—	263,461

—diluted (note 5)	136,134	284,357						263,461	—	263,461

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
For the year ended December 31, 2010
(in thousands)

	US Gold US GAAP	Minera Andes Canadian GAAP	Adjustments US GAAP	Note		Minera Andes US GAAP	Acquisition Adjustments	Note		Pro forma Consolidated	Pro Forma Adjustment for the Consummation of the Exchange Offer (note 6)	Combined Pro Forma for the Arrangement and the Exchange Offer
	a	b	c			d=b+c	e			f=a+d+e	g	h=f+g
REVENUE
Income on investment in Minera Santa Cruz S.A.	$—	$26,134	$11,211	4	(b)	$37,345	$(20,881)	4	(o)	$16,464	$—	$16,464
Less amortization of deferred costs	—	(1,673)	—			(1,673)	—			(1,673)	—	(1,673)

	—	24,461	11,211			35,672	(20,881)			14,791	—	14,791

COSTS AND EXPENSES:
General and administrative	5,397	5,435	—			5,435	—			10,832	—	10,832
Property holding costs	4,358	—	1,301	4	(a)	1,301	—			5,659	—	5,659
Exploration costs	19,210	—	12,137	4	(a)	12,137	—			31,347	—	31,347
Accretion of asset retirement obligation	515	—	—			—	—			515	—	515
Depreciation	454	19	—			19	—			473	—	473
Gain on sale of assets	(29)	—	—			—	—			(29)	—	(29)
Write-off of mineral property interests	5,878	13	(13)	4	(a)	—	—			5,878	—	5,878

Total costs and expenses	35,783	5,467	13,425			18,892	—			54,675	—	54,675

Operating (loss) income	$(35,783)	$18,994	$(2,214)			$16,780	$(20,881)			$(39,884)	$—	$(39,884)

OTHER INCOME (EXPENSE)
Interest income	112	17	—			17	—			129	—	129
Interest expense	(15)	—	—			—	—			(15)	—	(15)
Project loan interest expense	—	(2,514)	—			(2,514)	—			(2,514)	—	(2,514)
Project loan interest income	—	2,514	—			2,514	—			2,514	—	2,514
Unrealized loss on fair value of derivative liability	—	—	(20,283)	4	(d)	(20,283)	—			(20,283)	—	(20,283)
Foreign currency gain	597	462	—			462	—			1,059	—	1,059

Total other income (expense)	694	479	(20,283)			(19,804)	—			(19,110)	—	(19,110)

(Loss) income before income tax	(35,089)	19,473	(22,497)			(3,024)	(20,881)			(58,994)		(58,994)
Income tax recovery	1,998	—	—			—	7,308	4	(o)	(9,306)	—	(9,306)

Net (loss) income	(33,091)	19,473	(22,497)			(3,024)	(13,573)			(49,688)	—	(49,688)

COMPREHENSIVE (LOSS) INCOME:
Unrealized gain on available-for-sale securities	542	—	—			—	—			542	—	542

Comprehensive (loss) income	$(32,549)	$19,473	$(22,497)			$(3,024)	$(13,573)			$(49,146)	$—	$(49,146)

Basic and diluted per share data:
Net (loss) income	$(0.27)	$0.07								$(0.20)	$—	$(0.20)

Weighted average common shares outstanding:
—basic (note 5)	121,987	264,570								249,314	—	249,314

—diluted (note 5)	121,987	269,891								249,314	—	249,314

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at September 30, 2011

(in thousands)

	US Gold US GAAP	Minera Andes IFRS	Adjustments US GAAP	Note	Minera Andes US GAAP	Acquisition Adjustments	Note	Pro forma Consolidated	Pro Forma Adjustment for the Consummation of the Exchange Offer (note 6)	Combined Pro Forma for the Arrangement and the Exchange Offer
	a	b	c		d=b+c	e		f=a+d+e	g	h= f+g
ASSETS
Current assets:
Cash and cash equivalent	$32,807	$36,443	$—		$36,443	$—		$69,250	$—	$69,250
Short-term investments	—	8,586	—		8,586	—		8,586	—	8,586
Marketable equity securities	2,248	—	—		—	—		2,248	—	2,248
Gold and silver bullion	26,613	—	—		—	—		26,613	—	26,613
Other current assets	3,054	702	—		702	—		3,756	—	3,756

Total current assets	64,722	45,731	—		45,731	—		110,453	—	110,453
Mineral property interests	245,453	—	—		—	310,412	4(f)	555,865	—	555,865
Restrictive time deposits for reclamation bonding	5,190	—	—		—	—		5,190	—	5,190
Exploration and evaluation assets	—	44,109	(44,109)	4(a)	—	—		—		—
Investment in Minera Santa Cruz S.A.	—	109,646	(16,818)	4(b)	92,828	175,806	4(g)	268,634	—	268,634
Property and equipment	11,715	321	—		321	—		12,036	—	12,036
Other assets	6	—	—		—	—		6	—	6

TOTAL ASSETS	$327,086	$199,807	$(60,927)		$138,880	$486,218		$952,184	$—	$952,184

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,673	$2,733	$—		$2,733	$2,066	4(e)(n)	$10,472	$—	$10,472
Current portion of asset retirement obligation	624	—	—		—	—		624	—	624
Current deferred income tax liability	393	—	—		—	—		393	—	393
Other current liabilities	78	—	—		—	—		78	—	78

Total current liabilities	6,768	2,733	—		2,733	2,066		11,567	—	11,567
Asset retirement obligation, less current portion	5,735	—	—		—	—		5,735	—	5,735
Deferred income tax liability	78,573	2,079	(2,079)	4(c)	—	148,852	4(h)	227,425	—	227,425
Other liabilities	400	—	—		—	—		400	—	400

Total liabilities	$91,476	$4,812	$(2,079)		$2,733	$150,918		$245,127	$—	$245,127

Shareholders' Equity
Common stock	$613,064	$195,001	$—		$195,001	$277,524	4(i)(j)(k)	$1,085,589	$—	$1,085,589
Contributed surplus	—	14,156	—		14,156	(14,156)	4(l)	—	—	—
Accumulated deficit	(376,934)	(14,162)	(58,848)	4(a)(b)(c)	(73,010)	71,932	4(m)(n)	(378,012)	—	(378,012)
Accumulated other comprehensive loss	(520)	—	—		—	—		(520)	—	(520)

Total shareholders' equity	$235,610	$194,995	$(58,848)		$136,147	$335,300		$707,057	$—	$707,057

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$327,086	$199,807	$(60,927)		$138,880	$486,218		$952,184	$—	$952,184

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As at September 30, 2011

1. BASIS OF PRESENTATION

        The Pro Forma Statement of Operations for the nine month period ended September 30, 2011 and the year ended December 31, 2010 give effect to the Arrangement as if it were completed on January 1, 2010 and to the exchange offer as if it were completed on January 1, 2010. The Pro Forma Balance Sheet as at September 30, 2011 gives effect to the Arrangement as if it were completed on September 30, 2011 and to the exchange offer as if it were completed on September 30, 2011.

        The Pro Forma Financial Statements have been derived from the historical consolidated financial statements of US Gold and Minera Andes, which are included or incorporated by reference in the registration statement of which this prospectus is a part. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Pro Forma Financial Statements. Since the Pro Forma Financial Statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the Arrangement may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

        The Arrangement is reflected in the Pro Forma Financial Statements as being accounted for based on the acquisition method in accordance with ASC Topic 805, Business Combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the Pro Forma Financial Statements. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurements utilize estimates based on key assumptions of the Arrangement, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final fair value of assets acquired and liabilities assumed will be determined after the Arrangement is complete, which may differ materially from the information presented.

        The Pro Forma Financial Statements do not reflect cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Arrangement. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the Pro Forma Financial Statements when the Arrangement is completed.

2. SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies used in the preparation of these Pro Forma Financial Statements are those set out in US Gold's audited consolidated financial statements for the year ended December 31, 2010. Minera Andes follows IFRS, as outlined in Minera Andes' financial statements as at September 30, 2011. As a result, in preparation of the Pro Forma Financial Statements, several adjustments were made to the Minera Andes' financial statements to conform to US GAAP. Further accounting policy differences may be identified after consummation and integration of the proposed acquisition.

3. BUSINESS ACQUISITION

        On September 22, 2011, US Gold entered into the Arrangement Agreement among US Gold, Canadian Exchange Co. and Minera Andes pursuant to which US Gold through Canadian Exchange Co. will acquire all of the issued and outstanding common shares of Minera Andes. The Arrangement will be implemented by way of the plan of arrangement under Alberta, Canada law and is

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As at September 30, 2011 (Continued)

3. BUSINESS ACQUISITION (Continued)

subject to approval by the Court of Queen's Bench of Alberta (the "Court"). The effect of the Arrangement will result in Minera Andes becoming a wholly-owned indirect subsidiary of US Gold.

        Pursuant to, and subject to the terms and conditions of, the Arrangement Agreement and the Plan of Arrangement, US Gold will acquire, through Canadian Exchange Co., all of the outstanding shares of Minera Andes' common shares in exchange for exchangeable shares of Canadian Exchange Co. at a ratio of 0.45 of an exchangeable share for each outstanding Minera Andes common share. In addition, all outstanding options to acquire Minera Andes shares will be converted into options to purchase shares of common stock of US Gold at a ratio of 0.45 of a share of US Gold's common stock for each Minera Andes share underlying each such Minera Andes option. The exchange ratio of 0.45 will not be adjusted for any subsequent changes in market prices of the Minera Andes shares or US Gold's common stock prior to the closing of the Arrangement. The exchangeable shares will be exchangeable on a one-for-one basis for shares of US Gold's common stock at any time at the option of the holder. Each exchangeable share will be substantially the economic and voting equivalent of a share of common stock of US Gold. Any exchangeable shares not previously exchanged will, upon the direction of Canadian Exchange Co.'s board of directors, be exchanged for shares of common stock of US Gold on any date that is on or after the tenth year anniversary of the date on which exchangeable share are first issued, subject to applicable law, unless Canadian Exchange Co. exchanges them earlier upon the occurrence of certain events.

        As a result of the Arrangement Agreement, the combined company will be held approximately 52% by existing US Gold shareholders and 48% by existing Minera Andes shareholders. On a diluted basis, the combined company will be held approximately 53% by existing US Gold shareholders and 47% by existing Minera Andes shareholders. Each Minera Andes stock option will be exchanged for 0.45 of a US Gold stock option, with the strike price divided by 0.45. The option life and vesting period of the US Gold replacement stock option will not change from the option life granted under the Minera Andes option plan.

        These Pro Forma Financial Statements assume the cost of the acquisition will include the fair value of the US Gold common shares issued, based on the deemed issuance of 127.3 million US Gold common shares at a price of $3.69 per share and the issuance of replacement stock options valued at $2.7 million, totaling $472.5 million.

        The price of the US Gold common share was calculated using the December 9, 2011 NYSE closing share price of $3.69. The actual purchase price will fluctuate with the market price of US Gold's common stock until the Arrangement is completed. An increase or decrease of 25% in US Gold's common stock price would increase or decrease the consideration transferred by approximately $115 million, which would be reflected as an increase or decrease to the purchase price of Minera Andes. The increase or decrease in US Gold's common stock price by as much as 25% is reasonably possible based upon the recent history of US Gold's common stock price.

        The US Gold replacement stock options have been valued using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model are as follows: share price: $3.69, strike price: $1.44—$3.29, dividend yield: 0%, years to maturity: 0.05—3.43, volatility: 63%—83%, and forfeiture rate: 6.93%.

        US Gold has completed a preliminary estimate of the fair value of all identifiable assets acquired and liabilities assumed and the portion of the purchase price attributable to goodwill. The fair value of

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As at September 30, 2011 (Continued)

3. BUSINESS ACQUISITION (Continued)

the assets acquired and liabilities assumed will ultimately be determined after the closing of the Arrangement. Therefore, it is likely that the fair value of the assets acquired and liabilities assumed will vary from those shown below, and the differences may be material.

Purchase Price
Value of US Gold's common shares issued on acquisition	$469,837
Fair value of US Gold replacement stock options	2,688

$472,525

Net Assets Acquired as at September 30, 2011	Fair Value
Cash and cash equivalents	$36,443
Short term investments	8,586
Other current assets	702
Exploration and evaluative assets
Los Azules	265,322
Santa Cruz	45,090
Investment in Minera Santa Cruz	268,634
Equipment	321
Accounts payable	(3,721)
Deferred income tax liability (on acquisition)	(148,852)

$472,525

4. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

        Differences resulting from US GAAP to IFRS and US GAAP to Canadian GAAP:

  a)
  The U.S. Securities and Exchange Commission's staff has taken the position that a U.S. registrant without proven and probable economic reserves, in most cases, could not support the recovery of the carrying value of deferred exploration costs. Minera Andes has incurred exploration expenditures primarily pertaining to the Los Azules and Santa Cruz properties. To date, these properties do not contain proven and probable economic reserves, as a result the exploration and evaluation expenditures are expensed under U.S. GAAP.

  b)
  Minera Andes' investment in MSC has proven and probable reserves but MSC did not receive government approval of the Environmental Impact Assessment ("EIA") until the first quarter of 2006. To reconcile Minera Andes's financial statements from IFRS to US GAAP all exploration and development costs incurred up to December 31, 2005 have been expensed.

  c)
  Under IFRS, temporary differences resulting from differences between the functional currency of accounting for a foreign operation and the local currency in which they are filed, for tax purposes, are recognized as a deferred tax asset / liability. This has resulted in a deferred tax liability for Minera Andes under IFRS. Such revaluation is prohibited under ASC 740-10-25-3(f), and as a result, this deferred tax liability has been removed from the Pro Forma Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As at September 30, 2011 (Continued)

4. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (Continued)

  d)
  Under Canadian GAAP share purchase warrants are accounted for as equity. Under US GAAP, as required by ASC 815-40 for fiscal years beginning after December 15, 2008, share purchase warrants denominated in a currency that is not the functional currency of the entity (Minera Andes), are accounted for as a liability, with the change in fair value recorded in the Pro Forma Statements of Operations. As at September 30, 2011, Minera Andes did not have any outstanding warrants.

  Differences resulting from purchase price allocation:

  e)
  To record Minera Andes' estimated transaction costs, which are estimated to be $2.7 million, and include: legal, special committee, fairness opinion, accounting review and tax, and management information circular distribution and solicitation fees. As at September 30, 2011, Minera Andes has incurred and expensed $1.7 million of these fees.

  f)
  To record the fair value increment on mineral property interests held by Minera Andes.

  g)
  To record the fair value increment on Minera Andes' 49% equity investment in Minera Santa Cruz.

  h)
  To record deferred tax liabilities associated with the fair value adjustments on Minera Andes' 49% equity investment in Minera Santa Cruz and mineral property interests.

  i)
  To remove the historic common stock value of Minera Andes.

  j)
  To record the 127.3 million US Gold shares issued at $3.69 to acquire the 282.9 million Minera Andes' common shares outstanding as at September 30, 2011.

  k)
  To record the fair value of US Gold replacement options issued to Minera Andes' option holders, calculated using the Black Scholes option pricing model.

  l)
  To remove the historic contributed capital of Minera Andes.

  m)
  To remove the historic accumulated deficit balance of Minera Andes.

  n)
  To record US Gold's transaction costs. The estimated transaction costs are $3.2 million, and include: legal, special committee, fairness opinion, asset valuation, accounting review and tax, and proxy distribution and solicitation fees. As at September 30, 2011 US Gold has incurred and expensed $2.1 million of these fees.

  o)
  To record, the amortization and the corresponding tax recovery, on the fair value increment on Minera Andes' 49% equity investment in Minera Santa Cruz.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As at September 30, 2011 (Continued)

5. PRO FORMA EARNINGS PER SHARE

Outstanding Common Shares, September 30, 2011
US Gold common shares outstanding, September 30, 2011	139,753
US Gold common shares issued in exchange for Minera Andes common shares	127,327

Consolidated common shares outstanding, September 30, 2011	267,080

Diluted Common Shares, September 30, 2011
US Gold stock options outstanding, September 30, 2011	3,870
Equivalent US Gold stock options outstanding for previous Nevada Pacific Gold option holders	395
Replacement US Gold stock options issued in exchange for Minera Andes stock options	1,907

Consolidated diluted shares outstanding, September 30, 2011	273,252

Weighted Average US Gold Common Shares Outstanding, September 30, 2011—Basic and Diluted
Weighted average US Gold common shares outstanding, September 30, 2011	136,134
US Gold common shares issued in exchange for Minera Andres common shares	127,327

Consolidated weighted average shares outstanding, September 30, 2011	263,461

Weighted Average US Gold Common Shares Outstanding, December 31, 2010—Basic and Diluted
Weighted average US Gold common shares outstanding, December 31, 2010	121,987
US Gold common shares issued in exchange for Minera Andes common shares	127,327

Consolidated weighted average common shares outstanding, December 31, 2010	249,314

6. ADJUSTMENT FOR THE CONSUMMATION OF THE EXCHANGE OFFER

        There are no adjustments resulting from the consummation of the exchange offer to the unaudited pro forma consolidated statements of operations and comprehensive (loss) income for the nine month period ended September 30, 2011 or the year ended December 31, 2010 or to the unaudited pro forma consolidated balance sheet as at September 30, 2011.

INFORMATION ABOUT THE COMPANIES

About US Gold

        US Gold is a precious metals exploration stage company engaged in the business of acquiring, exploring, and developing mineral properties in the U.S. and Mexico. US Gold was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, US Gold changed its name to U.S. Gold Corporation and on March 16, 2007, US Gold changed its name to US Gold Corporation. US Gold presently holds an interest in numerous properties in Nevada and Mexico, jurisdictions that have been historically favorable to mining. US Gold is currently in the exploration stage and has not generated revenue from operations since 1990.

        US Gold holds interests in approximately 1,525 square miles of mineral concessions in west central Mexico. Its primary property in Mexico is the El Gallo Complex, located in Sinaloa state on the Sierra Madre Trend, a geological area of significant gold and silver mineralization. In 2010, US Gold completed two estimates of mineralized material on the El Gallo Complex and in February 2011, US Gold completed a Preliminary Economic Assessment. US Gold intends to complete a feasibility study at the El Gallo Complex by mid 2012 and on August 31, 2011 announced the commencement of work towards the first phase of production on the property. Over the next two years, US Gold estimates it will spend approximately $150 million on development and exploration at the El Gallo Complex, which will mainly consist of infrastructure related to production and exploration drilling.

        US Gold holds interests in approximately 254 square miles in Nevada, United States. The majority of US Gold's Nevada properties, including its interests in the Tonkin Complex and Gold Bar Project, are located along the Cortez Trend, in north central Nevada. US Gold also owns property, including the Limo Project, on the southern end of the Carlin Trend. Both the Cortez Trend and Carlin Trend are geological areas of significant gold discoveries. In 2006, US Gold commenced comprehensive exploration of its Tonkin property in an effort to identify additional mineralized material. From 2008 through 2009, US Gold drilled various targets on US Gold's Gold Bar and Limo Projects, as well as expanded the quantity of estimated mineralized material at the Gold Bar Project in updated technical reports. In 2010, US Gold completed a Preliminary Economic Assessment for the Gold Bar Project and expects to complete a pre-feasibility study on the property during the last quarter of 2011. Over the next two years, US Gold estimates it will spend approximately $20 million on exploration on the Gold Bar Project, Limo Project and at other targets in Nevada.

        US Gold's common stock is listed on the TSX and the NYSE under the symbol "UXG." US Gold plans to, and has received requisite shareholder approve to, change its name to McEwen Mining Inc. and the trading symbol of US Gold common stock on the NYSE and the TSX will be changed to "MUX." As of market close on January 19, 2012 the closing price of US Gold common stock on the NYSE was $4.63 and there was a total of 136,673,219 shares of US Gold common stock outstanding.

        US Gold's principal executive offices are located at 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (866) 441-0690. US Gold's website is www.usgold.com. Information contained on the website is not incorporated by reference into this prospectus and you should not consider information contained on the website as part of this prospectus. US Gold is subject to the reporting requirements of the Exchange Act and, as such, it files or furnishes reports and other information with the SEC from time to time. More information about US Gold is available and incorporated by reference into this prospectus as described in the sections above entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference".

About Canadian Exchange Co.

        Canadian Exchange Co. is an indirect subsidiary of US Gold incorporated under the ABCA on September 19, 2011 for the sole purpose facilitating the Arrangement as the issuer of the exchangeable shares. Canadian Exchange Co. has no significant assets and has not engaged in any business operations to date and will not engage in any business operations or activities other than as contemplated by the Arrangement. In connection with the Arrangement, among other things, Canadian Exchange Co. obtained the benefit of the Support Agreement with US Gold, acquired all the common shares of Minera Andes and incurred certain liabilities.

        Canadian Exchange Co.'s principal executive offices are located at 181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (866) 441-0690.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Canadian Exchange Co. has had no active business operations since its incorporation and is not expected to undertake any active business operations in the future. The only activities Canadian Exchange Co. has engaged in since its incorporation have been in connection with its role as a party to the Arrangement Agreement, pursuant to which it acquired all the issued and outstanding common shares of Minera Andes and issued the exchangeable shares. We anticipate that the only activities that Canadian Exchange Co. will undertake will be in connection with its role as a holding company for Minera Andes and the issuer of the exchangeable shares. In addition, Canadian Exchange Co. had only nominal assets and incurred only nominal liabilities prior to the completion of the acquisition of Minera Andes.

Dividends on Canadian Exchange Co. Stock

        Canadian Exchange Co. has never declared or paid any dividends on its common shares or exchangeable shares and does not expect to declare or pay any in the future, except as may be required with respect to the exchangeable shares due to a dividend by US Gold on shares of US Gold common stock.

Market Information

        Upon the closing of the Arrangement, there will be 150,001,000 common shares of Canadian Exchange Co. and 127,331,484 exchangeable shares issued and outstanding. Canadian Exchange Co. common shares are not listed for trading on any exchange. There is no established public market for the trading of Canadian Exchange Co. common shares and it is not expected that any such markets will develop. Callco is the sole holder of all of Canadian Exchange Co.'s common stock. As of the date of this prospectus, there is no established market price for the exchangeable shares but the TSX has conditionally approved the listing of exchangeable shares, to be listed under the symbol "MAQ" once the Arrangement is completed.

Quantitative and Qualitative Disclosures About Market Risk

        Canadian Exchange Co. is not exposed to market risk, including risks associated with commodity prices, interest rates, foreign currency exchange and equity price, as it does not conduct operations and does not have significant assets or liabilities.

Changes in or Disagreements with Accountants

        There have been no changes in or disagreement with Canadian Exchange Co.'s accountants concerning accounting and financial disclosure since Canadian Exchange Co.'s incorporation.

Equity Compensation Plans

        Canadian Exchange Co. has not adopted any equity compensation plans.

EXPERTS

        Our consolidated financial statements as of December 31, 2010 and for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, Toronto, Canada, independent registered public accounting firm, which have been incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheets of Minera Andes as at December 31, 2010 and December 31, 2009 and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2010 have been incorporated in this prospectus by reference to our Preliminary Proxy Statement on Schedule 14A, filed with the SEC on October 7, 2011, in reliance upon the reports of KPMG LLP, Toronto, Canada, independent registered public accounting firm, which have been incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the securities being offered by the registration statement of which this prospectus is a part will be passed upon for us by Hogan Lovells US LLP. Certain federal U.S. and Canadian tax matters will be passed upon by Hogan Lovells US LLP and Fraser Milner Casgrain LLP, respectively, as set forth under "Material United States Federal Income Tax Consequences" and "Material Canadian Federal Income Tax Consequences."